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                                  $525,000,000

                                CREDIT AGREEMENT


                                     among


                              MESA OPERATING CO.,
                                  as Borrower

                                   MESA INC.


                              The Several Lenders
                        from Time to Time Parties Hereto


                         THE CHASE MANHATTAN BANK, N.A.
                            as Administrative Agent

                             BANKERS TRUST COMPANY
                              as Syndication Agent

                                      and

                      SOCIETE GENERALE, SOUTHWEST AGENCY,
                             as Documentation Agent


                            Dated as of July 2, 1996

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
                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.1    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1.2    Other Definitional Provisions  . . . . . . . . . . . . . . . . . . .   19

SECTION 2.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS AND SWING LINE COMMITMENT .   20
      2.1    Revolving Credit Commitments   . . . . . . . . . . . . . . . . . . .   20
      2.2    Procedure for Revolving Credit Borrowing   . . . . . . . . . . . . .   20
      2.3    Swing Line Commitment  . . . . . . . . . . . . . . . . . . . . . . .   20
      2.4    Repayment of Loans; Evidence of Debt   . . . . . . . . . . . . . . .   22

SECTION 3.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.1    The L/C Commitment   . . . . . . . . . . . . . . . . . . . . . . . .   22
      3.2    Procedure for Issuance of Letters of Credit  . . . . . . . . . . . .   23
      3.3    Fees, Commissions and Other Charges  . . . . . . . . . . . . . . . .   23
      3.4    L/C Participations   . . . . . . . . . . . . . . . . . . . . . . . .   23
      3.5    Reimbursement Obligation of the Borrower   . . . . . . . . . . . . .   24
      3.6    Obligations Absolute   . . . . . . . . . . . . . . . . . . . . . . .   25
      3.7    Letter of Credit Payments  . . . . . . . . . . . . . . . . . . . . .   25
      3.8    L/C Applications   . . . . . . . . . . . . . . . . . . . . . . . . .   25

SECTION 4.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   25
      4.1    Interest Rates and Payment Dates   . . . . . . . . . . . . . . . . .   25
      4.2    Computation of Interest and Fees   . . . . . . . . . . . . . . . . .   26
      4.3    Conversion and Continuation Options  . . . . . . . . . . . . . . . .   26
      4.4    Minimum Amounts Maximum Number of Tranches   . . . . . . . . . . . .   26
      4.5    Optional Prepayments and Commitment Reductions   . . . . . . . . . .   26
      4.6    Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . .   27
      4.7    Commitment Fee; Administrative Agent's Fee; Other Fees   . . . . . .   29
      4.8    Inability to Determine Interest Rate   . . . . . . . . . . . . . . .   29
      4.9    Pro Rata Treatment and Payments  . . . . . . . . . . . . . . . . . .   29
      4.10   Computation of Borrowing Base  . . . . . . . . . . . . . . . . . . .   30
      4.11   Borrowing Base Compliance  . . . . . . . . . . . . . . . . . . . . .   32
      4.12   Illegality   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      4.13   Requirements of Law  . . . . . . . . . . . . . . . . . . . . . . . .   33
      4.14   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      4.15   Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      4.16   Change of Lending Office   . . . . . . . . . . . . . . . . . . . . .   35

SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . .   36
      5.1    Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . .   36
      5.2    No Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      5.3    Corporate Existence; Compliance with Law   . . . . . . . . . . . . .   37
      5.4    Corporate Power; Authorization; Enforceable Obligations  . . . . . .   37
      5.5    No Legal Bar   . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      5.6    No Material Litigation   . . . . . . . . . . . . . . . . . . . . . .   37
      5.7    No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      5.8    Ownership of Property; Liens   . . . . . . . . . . . . . . . . . . .   38
      5.9    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . .   38
      5.10   No Burdensome Restrictions   . . . . . . . . . . . . . . . . . . . .   39

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
                                                                                  Page
                                                                                  ----
      5.11   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      5.12   Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . .   39
      5.13   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      5.14   Investment Company Act; Other Regulations  . . . . . . . . . . . . .   39
      5.15   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      5.16   Purpose of Loans   . . . . . . . . . . . . . . . . . . . . . . . . .   39
      5.17   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . .   40
      5.18   No Material Misstatements  . . . . . . . . . . . . . . . . . . . . .   40
      5.19   Capitalization of MESA and the Borrower  . . . . . . . . . . . . . .   41
      5.20   Location of Real Property and Leased Premises  . . . . . . . . . . .   41
      5.21   Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      5.22   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      5.23   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      5.24   "B" Contract; Supply Contract  . . . . . . . . . . . . . . . . . . .   42
      5.25   Refinanced Indebtedness  . . . . . . . . . . . . . . . . . . . . . .   42
      5.26   Future Commitments   . . . . . . . . . . . . . . . . . . . . . . . .   42
      5.27   Senior Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 6.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . .   42
      6.1    Conditions to Initial Extensions of Credit   . . . . . . . . . . . .   42
      6.2    Conditions to Each Extension of Credit   . . . . . . . . . . . . . .   46

SECTION 7.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .   46
      7.1    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . .   47
      7.2    Certificates; Other Information  . . . . . . . . . . . . . . . . . .   47
      7.3    Payment of Obligations   . . . . . . . . . . . . . . . . . . . . . .   48
      7.4    Conduct of Business and Maintenance of Existence; Compliance with
             Law and Contractual Obligations  . . . . . . . . . . . . . . . . . .   48
      7.5    Maintenance of Property; Insurance   . . . . . . . . . . . . . . . .   48
      7.6    Inspection of Property; Books and Records; Discussions   . . . . . .   49
      7.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
      7.8    Environmental Laws   . . . . . . . . . . . . . . . . . . . . . . . .   50
      7.9    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . .   51
      7.10   Additional Collateral  . . . . . . . . . . . . . . . . . . . . . . .   51
      7.11   Collateral Value   . . . . . . . . . . . . . . . . . . . . . . . . .   52
      7.12   Corporate Separateness   . . . . . . . . . . . . . . . . . . . . . .   52
      7.13   Updated Opinions   . . . . . . . . . . . . . . . . . . . . . . . . .   52

SECTION 8.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .   52
      8.1    Financial Covenant Conditions  . . . . . . . . . . . . . . . . . . .   52
      8.2    Limitation on Indebtedness   . . . . . . . . . . . . . . . . . . . .   53
      8.3    Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . .   54
      8.4    Limitation on Guarantee Obligations  . . . . . . . . . . . . . . . .   55
      8.5    Limitation on Fundamental Changes  . . . . . . . . . . . . . . . . .   55
      8.6    Limitation on Sale of Assets   . . . . . . . . . . . . . . . . . . .   56
      8.7    INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . .   57
      8.8    Limitation on Dividends  . . . . . . . . . . . . . . . . . . . . . .   57
      8.9    INTENTIONALLY OMITTED.   . . . . . . . . . . . . . . . . . . . . . .   58
      8.10   Limitation on Investments, Loans and Advances  . . . . . . . . . . .   58
      8.11   Limitation on Optional Payments and Modifications of Debt
             Instruments, Other Material Agreements   . . . . . . . . . . . . . .   59
      8.12   Limitation on Transactions with Affiliates   . . . . . . . . . . . .   60

                                                                                  Page
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
      8.13   Limitation on Sales and Leasebacks   . . . . . . . . . . . . . . . .   60
      8.14   Limitation on Changes in Fiscal Year   . . . . . . . . . . . . . . .   60
      8.15   Limitation on Negative Pledge Clauses  . . . . . . . . . . . . . . .   60
      8.16   Limitation on Lines of Business  . . . . . . . . . . . . . . . . . .   61
      8.17   Redeemable Capital Stock   . . . . . . . . . . . . . . . . . . . . .   61
      8.18   Forward Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
      8.19   Unrestricted Subsidiaries  . . . . . . . . . . . . . . . . . . . . .   61

SECTION 9.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . .   61

SECTION 10.  THE AGENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
      10.1   Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
      10.2   Delegation of Duties   . . . . . . . . . . . . . . . . . . . . . . .   64
      10.3   Exculpatory Provisions   . . . . . . . . . . . . . . . . . . . . . .   65
      10.4   Reliance by Administrative Agent   . . . . . . . . . . . . . . . . .   65
      10.5   Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . .   65
      10.6   Non-Reliance on Administrative Agent and Other Lenders   . . . . . .   65
      10.7   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   66
      10.8   Administrative Agent in Its Individual Capacity  . . . . . . . . . .   66
      10.9   Successor Administrative Agent   . . . . . . . . . . . . . . . . . .   66
      10.10  Issuing Lender   . . . . . . . . . . . . . . . . . . . . . . . . . .   66
      10.11  Syndication Agent and Documentation Agent  . . . . . . . . . . . . .   67

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
      11.1   Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . .   67
      11.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
      11.3   No Waiver; Cumulative Remedies   . . . . . . . . . . . . . . . . . .   68
      11.4   Survival of Representations and Warranties   . . . . . . . . . . . .   68
      11.5   Payment of Expenses and Taxes  . . . . . . . . . . . . . . . . . . .   69
      11.6   Successors and Assigns; Participations and Assignments   . . . . . .   69
      11.7   Adjustments; Set-off   . . . . . . . . . . . . . . . . . . . . . . .   71
      11.8   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      11.9   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      11.10  Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      11.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      11.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . .   72
      11.13  Acknowledgments  . . . . . . . . . . . . . . . . . . . . . . . . . .   72
      11.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . .   73
      11.15  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . .   73
      11.16  Usury Savings Clause   . . . . . . . . . . . . . . . . . . . . . . .   73
      11.17  Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      11.18  Pre-Funding Escrow Arrangements  . . . . . . . . . . . . . . . . . .   74
      11.19  FINAL AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .   76
      11.20  NON-STANDARD TERMS; NO UNWRITTEN ORAL AGREEMENTS   . . . . . . . . .   76

SCHEDULES
      1.1(a)     Commitments
      1.1(b)     Refinanced Indebtedness
      1.1(c)     Unrestricted Assets
      1.1(d)     Existing Letters of Credit
      5.2(b)     Distributions in respect of Capital Stock
      5.8(d)     Disposed Mortgaged Properties
      5.15       Subsidiaries
      5.19       Capitalization
      5.20       Real Property
      5.22       Labor Matters
      5.26       Gas Imbalances and other Future Commitments
      6.1(v)     Sources and Uses
      8.3        Outstanding Liens
      8.4        Outstanding Guarantee Obligations
      8.10       Investments
      11.2       Addresses for Notices

EXHIBITS

      A-1        Form of Revolving Credit Note
      A-2        Form of Swing Line Note
      B          Form of Guarantee and Collateral Agreement
      C          Intentionally Omitted
      D          Form of Swing Line Loan Participation Certificate
      E-1        Form of Opinion of Counsel to Loan Parties
      E-2        Form of Opinion of Kansas Counsel to Loan Parties
      F-1        Form of Kansas Mortgage
      F-2        Form of Texas Mortgage
      G          Form of Borrowing Certificate
      H          Form of Solvency Certificate
      I          Form of Assignment and Acceptance

                 CREDIT AGREEMENT, dated as of July 2, 1996, among Mesa Operating Co., a Delaware corporation (the "Borrower"), MESA Inc., a Texas corporation ("MESA"), the several banks, financial institutions and other entities from time to time parties to this Agreement, including The Chase Manhattan Bank, N.A. ("Chase"), Bankers Trust Company ("Bankers Trust") and Societe Generale, Southwest Agency ("SocGen") as lenders (collectively, the "Lenders"), Chase, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), Bankers Trust, as syndication agent for the Lenders (in such capacity, the "Syndication Agent"), and SocGen, as documentation agent for the Lenders (in such capacity, the "Documentation Agent").


                              W I T N E S E T H :

                 WHEREAS, MESA and the Borrower have requested that the Lenders extend a revolving credit facility to the Borrower in order to (a) effect the Recapitalization (such term and other capitalized terms used in these recitals having the meaning set forth in this Agreement), (b) pay costs and expenses relating to the Recapitalization and (c) finance general corporate purposes of the Borrower and the Restricted Subsidiaries;

                 WHEREAS, the Recapitalization will be effectuated in two stages;

                 WHEREAS, the first stage will consist of the following transactions occurring on the Closing Date: (a) the parties hereto entering into this Agreement and the Lenders making up to $525 million of credit available to the Borrower hereunder on the terms and subject to the conditions stated herein, (b) MESA issuing and DNR purchasing $133,000,000 of newly issued Series B Preferred Stock of MESA, (c) the Borrower issuing $325 million of its Senior Subordinated Notes, (d) the Borrower issuing Senior Subordinated Discount Notes in an amount sufficient to provide $150,000,000 of gross proceeds, (e) MESA's material Subsidiaries (other than the Borrower) being merged into the Borrower and (f) DNR causing to be issued in favor of MESA the Rainwater Letter of Credit to support DNR's obligation to purchase additional Series B Preferred Stock in an amount equal to the amount of Series A Preferred Stock not purchased by MESA's common stockholders pursuant to the Rights Offering;

                 WHEREAS, in connection with the Recapitalization, all or a portion of the HCLP Secured Notes will be assigned to, and purchased by, the Lenders on the Closing Date and the Indebtedness evidenced thereby will be continued, amended and restated as set forth in this Agreement;

                 WHEREAS, MESA and the Borrower will use (i) the $133 million of gross proceeds from the issuance of the Series B Preferred Stock, (ii) proceeds of the Revolving Credit Commitments, (iii) the $325,000,000 of gross proceeds from the issuance by the Borrower of its Senior Subordinated Notes,
(iv) the $150,000,000 of gross proceeds from the issuance by the Borrower of its Senior Subordinated Discount Notes and (v) existing cash, to repay on the Closing Date substantially all of the existing Indebtedness of MESA and its Subsidiaries, together with accrued and unpaid interest thereon, and to pay fees and expenses in connection with the Recapitalization; and

                 WHEREAS, within 60 days (or, with the approval of the Agents, 90 days) after the Closing Date the second stage of the Recapitalization shall be effected with MESA issuing and its common stockholders purchasing up to $132 million of Series A Preferred Stock pursuant to the Rights Offering and DNR purchasing Additional Series B Preferred Stock in an amount equal to the amount of Series A Preferred Stock not sold in connection with the Rights Offering (all of the Preferred Stock, if converted to common stock of MESA in accordance with the terms thereof, would entitle the holders thereof to approximately 63% of the outstanding common stock of MESA);

                 NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of
         (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                 "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                 "Additional Series B Preferred Stock": Series B Preferred Stock issued pursuant to the Stock Purchase Agreement after the Closing Date in satisfaction of DNR's standby commitment to purchase one share of Series B Preferred Stock for each share of Series A Preferred Stock not purchased in the Rights Offering.

                 "Administrative Agent": as defined in the preamble to this Agreement.

                 "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Agents": the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

                 "Aggregate Revolving Credit Exposure": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the Letter of Credit Outstandings at such time.

                 "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                 "Assignee":  as defined in subsection 11.6(c).

                 "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender's Aggregate Revolving Credit Exposure.

                 "`B' Contract": the Agreement, dated January 3, 1928, between Colorado Interstate Gas Company (as successor by merger with Canadian River Gas Company) and Pioneer Corporation (as successor by merger with Amarillo Oil Company) and as assigned by Pioneer Corporation to Mesa Limited Partnership, and assigned by Mesa Limited Partnership to the Borrower (as successor by merger with MOLP), applicable to said parties' interests in natural gas produced from certain acreage in the West Panhandle Field of Texas, as heretofore amended, supplemented or otherwise modified and as may be further amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                 "Borrower Redetermination Notice": a notice from the Borrower to each member of the Engineering Committee requesting that the Engineering Committee redetermine the Borrowing Base, which notice may be sent by the Borrower at any time, provided no more than one such notice may be delivered by the Borrower during any consecutive 12 month period.

                 "Borrowing Base": at any time of determination, the amount then in effect as determined in accordance with subsection 4.10; provided, however, that from the date hereof until such time as the Borrowing Base is so redetermined in accordance with subsection 4.10, the Borrowing Base shall be $525,000,000.

                 "Borrowing Base Deficiency":  as defined in subsection 4.11.

                 "Borrowing Base Period": (a) initially, the period commencing on the Closing Date and ending on the earliest of (i) January 1, 1997,
         (ii) the date of the Reserve Report issued in connection with any Borrower Redetermination Notice or Lender Redetermination Notice and
         (iii) the date on which a Major Transaction shall have occurred and
         (b) thereafter, each period commencing on the last day of the immediately preceding Borrowing Base Period and ending on the earlier of (i) the immediately succeeding January 1, (ii) the date of the first Reserve Report, if any, issued since the commencement of such Borrowing Base Period in connection with a Borrower Redetermination Notice or a Lender Determination Notice and (iii) the date on which a Major Transaction shall have occurred.

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2, 2.3(a) or 3.2 as a date on which the Borrower requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

                 "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to close.

                 "Capital Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Ratings Group ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                 "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

                 "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "Board"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                 "Change of Control": the occurrence of any of the events set forth in paragraph (m) of Section 9.

                 "Chase":  The Chase Manhattan Bank, N.A.

                 "Closing Date": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied.

                 "Co-Arrangers": Chase Securities Inc. and BT Securities Corporation.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

                 "Commitments": the collective reference to the Revolving Credit Commitments, the L/C Commitment and the Swing Line Commitment.

                 "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                 "Commitment Period": the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                 "Commodity Hedging Agreement": a commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                 "Consolidated Interest Expense": with respect to MESA, the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, (a) the sum of (i) gross interest expense (including all cash and accrued interest expense) of MESA, the Borrower and the Restricted Subsidiaries for such period on a consolidated basis, including (x) the amortization of debt discounts, (y) the amortization of all fees (including fees with respect to Interest Rate Protection Agreements and Commodity Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (z) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (ii) capitalized interest of MESA, the Borrower and the Restricted Subsidiaries on a consolidated basis minus (b) gross interest income of MESA, the Borrower and the Restricted Subsidiaries for such period on a consolidated basis. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Restricted Subsidiaries with respect to Interest Rate Protection Agreements.

                 "Consolidated Net Income": for any period, net income of MESA, the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "DNR": DNR-MESA Holdings, L.P., a Texas Limited partnership, the sole general partner of which is Rainwater Inc., a Texas corporation.

                 "Documentation Agent": as defined in the preamble to this Agreement.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "EBITDAEX": for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, (a) the aggregate amount of Consolidated Interest Expense for such period,
         (b) the aggregate amount of letter of credit fees paid during such period, (c) the aggregate amount of income tax expense for such period, (d) all amounts attributable to depreciation, depletion and amortization for such period, (e) the aggregate amount of exploration costs for such period and (f) all non-cash non-recurring charges during such period, and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, all non-cash non-recurring gains during such period, in each case determined in accordance with GAAP. For the avoidance of doubt, non-cash, non-recurring charges will not include accruals for closure and post-closure liabilities in connection with this Agreement.

                 "Engineering Committee":  Chase, Bankers Trust and SocGen.

                 "Environmental Consultant":  as defined in subsection 7.8(d).

                 "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as it relates to the environment, as has been, is now, or may at any time hereafter be, in effect.

                 "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                 "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                 "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                 "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Existing Letters of Credit": the collective reference to the letters of credit identified on Schedule 1.1(d).

                 "Exploration Expenditures": all direct costs incurred by MESA, the Borrower and the Restricted Subsidiaries for (a) exploratory work, including such work on geological and geophysical examinations, aerial mapping and investigations relating to subsurface geology or
         (b) the drilling of wells in unproven territory for the purpose of ascertaining the presence of commercial quantities of Hydrocarbons underground.

                 "Fair Market Value": (a) as to any Oil and Gas Property, the value attributed to such Oil and Gas Property in the most recent Reserve Report and (b) as to any other Property, such value as may be determined in good faith by the Borrower as the fair market value thereof (or, if such value is being determined in connection with a sale, transfer or other disposition of such Property or a group of related Property, and such Property (or such Properties) has a fair market value in excess of $25,000,000, the value of such Property (or such Properties) as determined in good faith by the Board of Directors of the Borrower).

                 "Foreign Subsidiary": any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time, provided that for purposes of determining compliance with the covenants contained in
         Section 8, "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof and applied on a basis consistent with the application used in the financial statements referred to in subsection 5.1, provided, further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Section 8 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the application of such covenant (or if the Administrative Agent notifies the Borrower that it wishes to amend
         Section 8 or any related definition for such purpose) then (a) the Borrower and the Administrative Agent shall negotiate in good faith to agree upon an appropriate amendment and (b) the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Obligations of MESA, the Borrower or any Restricted Subsidiary pursuant to indemnities which (a) are granted in the ordinary course of business, including, without limitation, such obligations in connection with stock purchase agreements or asset purchase and sale agreements and (b) do not cover Indebtedness of the types described in clauses (a) through (f) of the definition of Indebtedness, shall not constitute "Guarantee Obligations" for purposes of this Agreement.

                 "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement executed and delivered by each of the Loan Parties, substantially in the form of Exhibit B, as amended, modified or supplemented from time to time.

                 "Guarantor":  MESA and each of the Restricted Subsidiaries.

                 "HCLP Secured Notes": the notes issued pursuant to the Indenture, dated as of May 30, 1991, among Hugoton Capital Limited Partnership, Hugoton Capital Corporation and Bankers Trust Company, as trustee, as amended, supplemented or otherwise modified prior to the Closing Date.

                 "Hydrocarbon Interests": all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

                 "Hydrocarbons": oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

                 "Indebtedness": of any Person at any date (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person under Commodity Hedging Agreements and Interest Rate Protection Agreements and (f) all obligations of others of the type referred to in clauses (a) through (e) above and which are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, except that the amount of any nonrecourse obligation shall be deemed to be the lesser of the value of the property securing such obligation and the amount of such obligation so secured.

                 "Information Memorandum": the Confidential Information Memorandum, dated May 1996, delivered to the Lenders and relating to MESA, the financing contemplated hereby and the Recapitalization, as the same may be supplemented prior to the Closing Date.

                 "Initial Reserve Report":  as defined in subsection 6.1(x).

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, commencing September 30, 1996, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                 "Interest Period":  with respect to any Eurodollar Loan:

                             (i)  initially, the period commencing on the
                 borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if available to all Lenders, 12 months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                            (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if available to all Lenders, 12 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                          (1)  if any Interest Period pertaining to a
                 Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                          (2) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                          (3) the Borrower shall use reasonable efforts to select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                 "Interest Rate Protection Agreement": an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

                 "Issuing Lender": Chase, SocGen or any of their respective Affiliates, in its capacity as issuer of a Letter of Credit and any other Lender to whom Chase, SocGen or any of their respective Affiliates assigns its obligations to issue Letters of Credit hereunder.

                 "Kansas Mortgage": the collective reference to the Mortgages, substantially in the form of Exhibit F-1 hereto, executed and delivered by the Borrower with respect to the Mortgaged Property located in Kansas, as the same may be amended, supplemented or otherwise modified from time to time.

                 "L/C Application":  as defined in subsection 3.2.

                 "L/C Commitment": the Issuing Lender's obligation to issue Letters of Credit pursuant to Section 3 of this Agreement.

                 "L/C Participating Interest": with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any L/C Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any L/C Application relating thereto.

                 "Lender Redetermination Notice": a notice from the Engineering Committee to the Borrower giving notice of its intention to redetermine the Borrowing Base, which notice may be sent by Engineering Committee at any time the Engineering Committee so elects, provided that such an election can be made by the Engineering Committee no more than once during any consecutive 12 month period.

                 "Letters of Credit": as defined in subsection 3.1(a), and shall include, for all purposes of this Agreement, the Existing Letters of Credit.

                 "Letter of Credit Outstandings": at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                 "Loan": any loan made by any Lender pursuant to this Agreement.

                 "Loan Documents": this Agreement, any Notes, the L/C Applications and the Security Documents.

                 "Loan Parties": the Guarantors and each other Subsidiary of MESA (including the Borrower) which is a party to a Loan Document.

                 "Major Transaction": (a) during any Borrowing Base Period, the sale, transfer or other disposition by MESA, the Borrower and the Restricted Subsidiaries of, or casualties, losses or material adverse claims with respect to, assets (other than Unrestricted Assets) included in the Borrowing Base for such Borrowing Base Period with an aggregate Fair Market Value in excess of ten percent (10%) of the amount of the Borrowing Base then in effect, (b) during any Borrowing Base Period, the occurrence of any event (including, without limitation, the disclosure to, or discovery by, the Administrative Agent or any member of the Engineering Committee of information not known at the time of establishing the Borrowing Base then in effect) relating to any Property (including Oil and Gas Properties) included in the Borrowing Base, which causes the Administrative Agent or the Engineering Committee to reasonably determine that the Borrower does not have good title to any portion of such Properties which have an aggregate Fair Market Value in excess of ten percent (10%) of the amount of the Borrowing Base then in effect or (c) the occurrence of any Event of Default. For purposes of this definition, any Oil and Gas Properties owned by MESA, the Borrower or any Restricted Subsidiary at the time of the determination of a Borrowing Base shall be deemed to be included in such Borrowing Base.

                 "Material Adverse Effect": a material adverse effect on (a) the Recapitalization, (b) the business, operations, assets, property or condition (financial or otherwise) (or, for purposes of the representation made in subsection 5.2 on the Closing Date only, prospects) of MESA and its Subsidiaries taken as a whole (other than as a result of a general industry decrease in oil and gas prices) or
         (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent, any other Agent or the Lenders hereunder or thereunder.

                 "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated pursuant to or could give rise to liability under any Environmental Law.

                 "MESA":  as defined in the preamble to this Agreement.

                 "MEV":  MESA Environmental Ventures Co.

                 "MOLP": MESA Operating Limited Partnership, a Delaware limited partnership.

                 "Mortgages": collectively (i) the Kansas Mortgage, (ii) the Texas Mortgage and (iii) each other mortgage, deed of trust, assignment, security agreement or mortgage executed by the Borrower or any other Loan Party and in form and substance reasonably satisfactory to the Administrative Agent which purports to create a Lien in favor of the Administrative Agent, in each case as amended, supplemented or otherwise modified from time to time.

                 "Mortgaged Property": all of the Oil and Gas Properties and other Collateral purported to be subject to the Lien of the Mortgages.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Net Cash Proceeds": (a) with respect to the sale, transfer, lease or other disposition of any asset by MESA, the Borrower or any Restricted Subsidiary, an amount certified in reasonable detail by a Responsible Officer of the Borrower to the Lenders as the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, transfer, lease or other disposition over (ii) the sum of (A) amounts placed in escrow or held as a reserve, in accordance with GAAP, against any liabilities associated with such sale or disposition (except that, to the extent and as of the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (B) amounts paid to minority interest holders of such asset and the principal amount of any Indebtedness (other than Indebtedness under this Agreement) which is secured by any such asset and which is repaid in connection with the sale, transfer, lease or other disposition thereof, (C) the reasonable out-of-pocket expenses actually incurred by MESA, the Borrower or such Restricted Subsidiary in connection with such sale, transfer, lease or other disposition and (D) provision for taxes attributable to such sale, transfer, lease or other disposition (as estimated by the Borrower in good faith), (b) with respect to the sale or issuance of any Capital Stock by MESA, the Borrower or any Restricted Subsidiary, an amount certified in reasonable detail by a Responsible Officer of the Borrower to the Lenders as the excess of
         (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions (if any) and other reasonable fees, out-of-pocket expenses and other costs actually incurred by MESA, the Borrower or such Restricted Subsidiary in connection with such sale or issuance and (c) with respect to the incurrence of Indebtedness by MESA, the Borrower or any Restricted Subsidiary, an amount certified in reasonable detail by a Responsible Officer of the Borrower to the Lenders as the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence of Indebtedness over (ii) the reasonable fees, out-of-pocket expenses and other costs actually incurred by MESA, the Borrower or such Restricted Subsidiary in connection with such incurrence of Indebtedness. Fees, commissions and other costs and expenses paid to MESA or any of its Subsidiaries shall be disregarded in determining Net Cash Proceeds.

                 "Non-Excluded Taxes":  as defined in subsection 4.14(a).

                 "Non-Recourse Debt": Indebtedness as to which neither MESA, the Borrower nor any of the Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise).

                 "Non-U.S. Lender":  as defined in subsection 4.14(b).

                 "Notes": the collective reference to the Revolving Credit Notes and the Swing Line Note.

                 "Obligations": as defined in the Guarantee and Collateral Agreement.

                 "Oil and Gas Business": (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil and gas properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; and (d) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (c) of this definition, provided that in no event shall "Oil and Gas Business" include the business of refining crude oil.

                 "Oil and Gas Properties": Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; and the "B" Contract; in each case whether now owned or hereafter acquired directly or indirectly.

                 "Participants":  as defined in subsection 11.6(b).

                 "Participating Lender": with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                 "Permitted Business Acquisition": the formation of a new Subsidiary or any acquisition of all or substantially all the assets of, or shares of capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) more than 50% of the Capital Stock of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by MESA, the Borrower or a domestic Wholly Owned Restricted Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under subsection 7.10 shall have been taken and (d)(i) MESA and the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in subsection 8.1 recomputed as at the last day of the most recently ended fiscal quarter of MESA as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such Person or assets, and (ii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness or Guarantee Obligations (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4).

                 "Permitted Business Investment": investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (b) investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, and other similar agreements with third parties, provided that an investment in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Business Investment.

                 "Permitted Marketing Transaction": (a) a transaction in which the Borrower or any Subsidiary (i) establishes a position using New York Mercantile Exchange Crude Oil or Natural Gas Futures contracts to purchase hydrocarbons for future delivery to it or (ii) purchases or commits to purchase Hydrocarbons for future delivery to it, and contemporaneous with such purchase pursuant to clause (i) or (ii) either (A) establishes one or more positions using New York Mercantile Exchange Crude Oil or Natural Gas Futures contracts to resell at a date subsequent to such delivery date or (B) enters into a contract with that Person or another Person to resell at a date subsequent to such delivery date, in either case, a similar aggregate quantity and quality of Hydrocarbons as so purchased by the Borrower or such Subsidiary, as applicable, at an aggregate price greater than the Indebtedness incurred for the Hydrocarbons so purchased by the Borrower or such Subsidiary or (b) any other purchase of Hydrocarbons by the Borrower or any Subsidiary for which the Borrower or such Subsidiary has contracts to sell Hydrocarbons at a date subsequent to such purchase, provided the Hydrocarbons to be purchased are in a similar aggregate quantity and quality as the Hydrocarbons to be sold, and provided, further, the Hydrocarbons to be purchased are at an aggregate price less than the aggregate price to be received with respect to such sale.

                 "Permitted Subordinated Refinancing Debt": Indebtedness of the Borrower issued in exchange for, or the net proceeds of which are used to refinance, replace, defease or refund, any or all of the Subordinated Notes; provided that the principal amount of such Permitted Subordinated Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Notes so refinanced, replaced, defeased or refunded, plus the amount of premiums, prepayments, penalties and other amounts required to be paid in connection therewith and the reasonable and customary fees and expenses incurred in connection therewith, provided, further, such Indebtedness shall be documented on terms and conditions reasonably satisfactory to the Required Lenders.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Plan": at a particular time, any employee benefit plan which is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Preferred Stock": the collective reference to the Series A Preferred Stock and the Series B Preferred Stock.

                 "Present Value of Estimated Future Net Revenues": the present value of the estimated future net revenues from production of oil and gas from Proved Reserves net of all production-related taxes, lease operating expenses and capital costs, discounted by a factor of ten percent per annum, before income taxes and with no price or cost escalation or deescalation, all in accordance with guidelines promulgated by the Securities and Exchange Commission.

                 "Properties": any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by MESA, the Borrower or any Restricted Subsidiary.

                 "Proved Reserves": the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that adequate geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from proved reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices used in any such calculation shall include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based upon future conditions. Reservoirs are to be considered proved if economic productibility is supported by actual production or formation tests. In certain instances, proved reserves may be included on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved shall be limited to (a) that portion of a reservoir delineated by drilling and defined by gas-oil and/or oil-water contracts, if any; and (b) the immediately adjoining portions of a reservoir not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons shall establish the lower proved limit of the reservoir. Reserves that can be produced economically through application of improved recovery techniques (such as fluid injection) may be included in the "proved" classification when (i) successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the improved recovery project or program was based and (ii) it is reasonably certain the project or program will proceed. Estimates of proved reserves shall not include the following: (i) oil that may become available from known reservoirs but is classified separately as "indicated additional reserve"; (ii) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (iii) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; (iv) crude oil, natural gas or natural gas liquids being held in underground or surface storage; and (v) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

                 "Rainwater Affiliates": Richard E. Rainwater and his Affiliates. For purposes of this definition (i) each of Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. shall be a Rainwater Affiliate but either shall cease to be a Rainwater Affiliate if the current managers are replaced by any persons who are not Rainwater Affiliates or employees of a Rainwater Affiliate and (ii) "Affiliate" means (a) with respect to any Person, any other Person that directly or indirectly controls or manages, is controlled or managed by, or is under common control or management with such Person, whether through the ownership of equity interests, by contract or otherwise, and (b) with respect to any individual, in addition to any Persons specified in clause (a), the spouse, any parent or any child of such individual and any trust for the benefit of such individual, spouse, parent or child.

                 "Rainwater Letter of Credit": a letter of credit for the account of DNR or its general partner in favor of MESA, in form and substance reasonably satisfactory to, and issued by a bank in all respects reasonably acceptable to, the Lenders, supporting DNR's obligation to purchase Additional Series B Preferred Stock.

                 "Recapitalization": the collective reference to (a) the offer by MESA to sell to its common stockholders $132,000,000 of Series A Preferred Stock pursuant to the Rights Offering and the sale of the Series A Preferred Stock pursuant thereto, (b) the sale by MESA of (i) $133,000,000 of its Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement and (ii) Additional Series B Preferred Stock (in an amount equal to the number of shares of the Series A Preferred Stock not sold to the common stockholders of MESA pursuant to the Rights Offering) to DNR pursuant to the Stock Purchase Agreement, (c) the issuance by the Borrower of the Subordinated Notes, (d) the making of the initial extensions of credit by the Lenders pursuant to this Agreement, (e) the merger of Hugoton Capital Limited Partnership, Hugoton Management Corporation and MESA Holding Co. into the Borrower, with the Borrower as the surviving corporation, on or prior to the Closing Date, (f) the repayment (or defeasance or other provision for repayment is made, in either case on terms reasonably acceptable to the Administrative Agent) in full of the Refinanced Indebtedness on the Closing Date, and (g) the issuance and delivery of the Rainwater Letter of Credit.

                 "Recapitalization Documents": the collective reference to the Stock Purchase Agreement, the Preferred Stock, the Statement of Resolution, the Rights Offering Prospectus and the Rainwater Letter of Credit.

                 "Re-determination Date": each date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in subsection 4.10.

                 "Refinanced Indebtedness": the Indebtedness of MESA and its Subsidiaries described as "Refinanced Indebtedness" on Schedule 1.1(b), which will be repaid (or defeased or other provision for repayment is made, in either case on terms reasonably acceptable to the Administrative Agent) in full on the Closing Date.

                 "Refunded Swing Line Loans":  as defined in subsection 2.3(b).

                 "Register":  as defined in subsection 11.6(d).

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "Reimbursement Obligations": the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit issued by the Issuing Lender in accordance with the terms of this Agreement and the related L/C Applications.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                 "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 51%.

                 "Requirement of Law": as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Reserve Report":  as defined in subsection 4.10(b).

                 "Responsible Officer": of any Loan Party, the chief executive officer, the president or any vice president of such Loan Party or, with respect to financial matters, the chief financial officer of such Loan Party.

                 "Restricted Subsidiaries": the collective reference to (a) any direct or indirect Subsidiary of the Borrower which is a "Restricted Subsidiary" or a "Subsidiary Guarantor" for purposes of any Subordinated Note Document and (b) any direct or indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary under this Agreement. Restricted Subsidiaries may only be direct or indirect Subsidiaries of the Borrower.

                 "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                 "Revolving Credit Loans":  as defined in subsection 2.1(a).

                 "Revolving Credit Note":  as defined in subsection 2.4(e).

                 "Rights Offering": MESA's rights offering to its shareholders, pursuant to which MESA will distribute to the holders of its common stock transferable rights to purchase $132 million of Series A Preferred Stock.

                 "Rights Offering Prospectus": the Prospectus as in effect on the date hereof related to the Rights Offering as contained in Form S-3 which was originally filed with the Securities and Exchange Commission on May 9, 1996, as such Prospectus shall be further amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                 "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

                 "Senior Subordinated Discount Indenture": the Indenture dated as of July 2, 1996 between the Borrower and Harris Trust and Savings Bank, as trustee, pursuant to which the Senior Subordinated Discount Notes were issued, as amended, modified and supplemented from time to time in accordance with subsection 8.11.

                 "Senior Subordinated Discount Notes": the $264,000,000 aggregate principal amount of 11-5/8% Senior Subordinated Discount Notes of the Borrower issued pursuant to the Senior Subordinated Discount Indenture, as amended, modified and supplemented from time to time in accordance with subsection 8.11.

                 "Senior Subordinated Indenture": the Indenture dated as of July 2, 1996 between the Borrower and Harris Trust and Savings Bank, as trustee, pursuant to which the Senior Subordinated Notes were issued, as amended, modified and supplemented from time to time in accordance with subsection 8.11.

                 "Senior Subordinated Notes": the $325,000,000 aggregate principal amount of 10-5/8% Senior Subordinated Notes of the Borrower issued pursuant to the Senior Subordinated Indenture, as amended, modified and supplemented from time to time in accordance with subsection 8.11.

                 "Series A Preferred Stock": the Series A 8% Cumulative Convertible Preferred Stock of MESA.

                 "Series B Preferred Stock": the Series B 8% Cumulative Convertible Preferred Stock of MESA.

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "SocGen":  Societe Generale, Southwest Agency.

                 "Statement of Resolution": the Statement of Resolution Establishing Series of Shares with respect to the Preferred Stock, which is included in MESA's articles of incorporation.

                 "Stock Purchase Agreement": the Stock Purchase Agreement dated April 26, 1996 between MESA and DNR, as amended, modified and supplemented from time to time in accordance with subsection 8.11.

                 "Subordinated Debt Prospectus": the Prospectus as in effect on the date hereof related to the issuance of the Subordinated Notes as contained in the Form S-3 which was originally filed with the Securities and Exchange Commission on May 7, 1996, as such Prospectus shall be further amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                 "Subordinated Note Documents": the collective reference to the Subordinated Notes, the Senior Subordinated Indenture, the Senior Subordinated Discount Indenture, the Subordinated Debt Prospectus, and any subordinated guarantees to be executed by MESA or any of its Subsidiaries (other than the Borrower) in connection therewith and each agreement, instrument and document delivered in connection therewith or relating thereto.

                 "Subordinated Notes": the collective reference to the Senior Subordinated Notes and the Senior Subordinated Discount Notes.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of MESA.

                 "Supermajority Lenders": at any time, Lenders the Commitment Percentages of which aggregate at least 66-2/3%.

                 "Supply Contract": the Amarillo Supply Agreement, dated January 2, 1993, between the Borrower (as successor in interest to MOLP), as Seller, and Energas Company, a division of Atmos Energy Corporation, as Buyer, as heretofore amended, supplemented or otherwise modified, and as further amended, supplemented or otherwise modified from time to time in accordance with subsection 8.11.

                 "Surviving Indebtedness": Indebtedness of MESA and its Subsidiaries described as "Surviving Indebtedness" on Schedule 1.1(b), which shall not be repaid or defeased or provision for payment made on the Closing Date, in a principal amount not to exceed $13,000,000 in the aggregate.

                 "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.3.

                 "Swing Line Lender": Chase, in its capacity as lender of the Swing Line Loans.

                 "Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Swing Line Loans":  as defined in subsection 2.3(a).

                 "Swing Line Note":  as defined in subsection 2.4(e).

                 "Termination Date":  June 30, 2003.

                 "Texas Mortgage": the collective reference to the Mortgages, substantially in the form of Exhibit F-2 hereto, executed and delivered by the Borrower with respect to the Mortgaged Property located in Texas, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

                 "Transferee":  as defined in subsection 11.6(f).

                 "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                 "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                 "Unrestricted Assets": the collective reference to the assets referred to on Schedule 1.1(c).

                 "Unrestricted Subsidiaries":  the collective reference to:

                          (a) MEV and each other Subsidiary of the Borrower existing as of the Closing Date (after giving effect to the transactions contemplated by the Recapitalization);

                          (b) any direct or indirect Subsidiary of MESA acquired or formed after the Closing Date which at the time of such acquisition or formation is designated by the Board of Directors of MESA and the Borrower as an "Unrestricted Subsidiary" in writing, a copy of which shall be provided to the

                 Administrative Agent promptly upon such designation, provided that the Board of Directors of MESA and the Borrower may designate any such newly acquired or formed Subsidiary of MESA to be an "Unrestricted Subsidiary" only if: (i) such Subsidiary does not, directly or indirectly, own any Capital Stock of, or own or hold any Lien on any property of, MESA or any other Subsidiary of MESA which is not a Subsidiary of the Subsidiary to be so designated an "Unrestricted Subsidiary;"
                 (ii) all the Indebtedness of such Subsidiary shall at the date of acquisition or formation, and will at all times thereafter consist of, Non-Recourse Debt, provided that the provisions of this clause (ii) shall not prohibit MESA, the Borrower or any Restricted Subsidiary from guaranteeing the Indebtedness of such Subsidiary to the extent permitted by subsection 8.10;
                 (iii) MESA and the Borrower certify to the Administrative Agent that (A) after giving effect to any investment made by MESA, the Borrower or any Restricted Subsidiary in such Person prior to the date of such acquisition or formation, as the case may be, together with any investment to be made on the date of such acquisition or formation, MESA, the Borrower and the Restricted Subsidiaries are in compliance with the provisions of subsection 8.10 and (B) the designation of such Subsidiary as an "Unrestricted Subsidiary" complies with the provisions contained in this definition; (iv) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of MESA, the Borrower and the Subsidiaries; (v) such Subsidiary does not, directly or indirectly, own any Indebtedness of, and has no investments in, MESA, the Borrower or any Restricted Subsidiary, except to the extent permitted by subsection 8.10; (vi) such Subsidiary is a Person with respect to which neither MESA, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent permitted by subsection 8.10; and (vii) on the date such Subsidiary is acquired or formed, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with MESA, the Borrower or any Restricted Subsidiary with terms substantially less favorable to MESA, the Borrower or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of MESA; and

                          (c) any Subsidiary of an Unrestricted Subsidiary (and such Subsidiary shall comply with the provisions contained in clause (b) above).

                 "Wholly-Owned Restricted Subsidiary": a Restricted Subsidiary of the Borrower, all of the outstanding Capital Stock of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Borrower or one or more other Wholly Owned Restricted Subsidiaries of the Borrower.

                 "Williamson": Williamson Petroleum Consultants, Inc., a Texas corporation.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

                 (b) As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to MESA or any Subsidiary of MESA not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                 (e) References in this Agreement or any other Loan Document to knowledge of any Loan Party of events or circumstances shall be deemed to refer to events or circumstances of which a Responsible Officer has, or should have had, knowledge.


                 SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS AND SWING LINE COMMITMENT

                 2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; provided that no Lender shall make any Revolving Credit Loans if, after giving effect thereto, the sum of the Revolving Credit Loans, the Swing Line Loans and Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceed the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base then in effect. During the Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                 (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.3, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                 2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                 2.3 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000; provided that the Swing Line Lender shall not make any Swing Line Loan if, after giving effect thereto, the sum of the Swing Line Loans, the Revolving Credit Loans and Letter of Credit Outstandings (in each case after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceed the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base then in effect. During the Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender by 3:00 p.m. on the Borrowing Date by crediting the account of the Borrower at such office with such proceeds. The Borrower may at any time and from time to time prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 12:00 Noon on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

                 (b) The Swing Line Lender, at any time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Lender, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender's Commitment Percentage of the amount of the Swing Line Loans outstanding on the date such notice is given (the "Refunded Swing Line Loans"). Unless any of the events described in paragraph (f) of Section 9 shall have occurred with respect to the Borrower (in which event the procedures of paragraph (d) of this subsection 2.3 shall apply) each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under any Swing Line Note and shall be due under the respective Revolving Credit Loans made by the Lenders in accordance with their respective Commitment Percentages.

                 (c) Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loans if the conditions set forth in subsection 6.2 have not been satisfied.

                 (d) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 2.3 one of the events described in paragraph (f) of Section 9 shall have occurred and be continuing with respect to the Borrower, each Lender will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in subsection 2.3(b), purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to (i) its Commitment Percentage times (ii) the Refunded Swing Line Loans. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

                 (e) Whenever, at any time after any Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

                 (f) Each Lender's obligation to make the Loans referred to in subsection 2.3(b) and to purchase participating interests pursuant to subsection 2.3(d) shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by MESA or any of its Subsidiaries or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                 2.4 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such

Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in subsection 4.1.

                 (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                 (c) The Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                 (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

                 (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "Revolving Credit Note"), and/or (ii) a promissory note of the Borrower evidencing the Swing Line Loans of such Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a "Swing Line Note").


                         SECTION 3.  LETTERS OF CREDIT

                 3.1 The L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date, (i) the Letter of Credit Outstandings would exceed $60,000,000 or (ii) the sum of the Revolving Credit Loans, Swing Line Loans and Letter of Credit Outstandings would exceed the lesser of (x) the Revolving Credit Commitments and (y) the Borrowing Base then in effect. Each Letter of Credit shall (i) be issued to support obligations of the Borrower or any of the Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and the Subsidiaries, and (ii) shall expire no later than the earlier of (x) one year (or such later date agreed to by the Issuing Lender) after the date of issuance and (y) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars.

                 (b) As of the Closing Date, each Existing Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder and shall be deemed to be issued on the Closing Date.

                 (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, (i) the laws of the State of New York or, if acceptable to the Issuing Lender, the State of Texas or (ii) with respect to any Existing Letter of Credit which is currently subject to the laws of the State California (and renewals thereof), the laws of the State of California.

                 (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

                 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application in the Issuing Lender's then customary form (an "L/C Application") completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as may be customary and as the Issuing Lender may reasonably request. Upon receipt of any L/C Application, the Issuing Lender will process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene subsection 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

                 3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection) at the rate of 1.5% per annum of the average daily aggregate amount available to be drawn under such Letter of Credit during such period and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .25% of the stated amount of such Letter of Credit (and an additional .25% of the stated amount of such Letter of Credit on each anniversary of its issuance date). The letter of credit commissions payable pursuant to clause (i) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 1996, and on the Termination Date, and the letter of credit commissions payable pursuant to clause (ii) above shall be payable on the date such Letter of Credit is issued (and the date such Letter of Credit is extended). Such commissions shall be nonrefundable.

                 (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                 (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

                 3.4 L/C Participations. (a) Effective on the date of issuance of each Letter of Credit (including, without limitation, each Existing Letter of Credit which is deemed issued on the Closing Date), the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Participating Lender's own account and risk an undivided interest equal to such Participating Lender's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent's address specified in subsection 11.2, an amount equal to such Participating Lender's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. On the date that any Assignee becomes a Lender party to this Agreement in accordance with subsection 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

                 (b) If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Participating Lender pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Participating Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                 (c) Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

                 3.5 Reimbursement Obligation of the Borrower. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent of the date and the amount thereof. The Borrower agrees to reimburse the Issuing Lender (whether with its own funds or with proceeds of the Revolving Credit Loans or Swing Line Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date of payment of the applicable draft until payment in full thereof, (x) for the period commencing on the date of payment of the applicable draft to the date which is 3 days thereafter, at the rate which would be payable on ABR Loans at such time and (y) thereafter, at the rate which would be payable on ABR Loans at such time plus 2%.

                 3.6 Obligations Absolute. (a) The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the

Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York (or, with respect to Letters of Credit governed by the State of Texas, the Uniform Commercial Code of the State of Texas), including, without limitation, Article V thereof, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

                 (b) Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of the Borrower's obligations under this Section 3 to reimburse the Issuing Lender for each drawing under a Letter of Credit will not be excused by the gross negligence or wilful misconduct of the Issuing Lender. However, the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

                 3.7 Letter of Credit Payments. Without limitation of subsection 3.6, the responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                 3.8 L/C Applications. To the extent that any provision of any L/C Application, including any reimbursement provisions contained therein, related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall prevail.


                         SECTION 4.  GENERAL PROVISIONS

                 4.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus 1.5%.

                 (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus .5%.

                 (c)  If all or a portion of (i) any principal of any Loan,
(ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to subsection 4.1(c) shall be payable from time to time on demand.

                 4.2 Computation of Interest and Fees. (a) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a

Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1(a).

                 4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or
(ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                 4.4 Minimum Amounts Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than eight Eurodollar Tranches outstanding at any time.

                 4.5 Optional Prepayments and Commitment Reductions. (a) The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day's irrevocable notice to the Administrative Agent or same-day irrevocable notice to the Administrative Agent (in the case of Swing Line Loans), specifying the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.15 and, in the case of prepayments of the Swing Line Loans only, accrued interest to such date on the amount prepaid. Except with respect to Swing Line Loans, partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                 (b) Subject to subsection 4.5(c), the Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof and shall reduce permanently the Revolving Credit

Commitments then in effect. Termination of the Revolving Credit Commitments shall also terminate the obligation of the Swing Line Lender to make the Swing Line Loans and of the Issuing Lender to issue Letters of Credit.

                 (c) In the event of any termination of the Revolving Credit Commitments, the Borrower shall on the date of such termination repay or prepay all its outstanding Swing Line Loans and Revolving Credit Loans (together with accrued and unpaid interest on the Loans), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall cash collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent). In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower, the Swing Line Lender and the Lenders of the Aggregate Revolving Credit Exposure of all the Lenders and (ii) if the Aggregate Revolving Credit Exposure of all the Lenders would exceed the aggregate Revolving Credit Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrower shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Credit Loans, and, third, reduce the Letter of Credit Outstandings (or cash collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

                 4.6 Mandatory Prepayments. (a) The Borrower shall repay Loans and cash collateralize Letter of Credit Outstandings on each date of receipt of Net Cash Proceeds, as follows:

                      (i) by an amount equal to 75% of the Net Cash Proceeds of any sale or issuance of Capital Stock after the Closing Date by MESA, the Borrower or any of its Restricted Subsidiaries; provided, however, that this paragraph (i) shall not apply:

                          (A) to Net Cash Proceeds from the sale or issuance of Capital Stock of MESA to directors, officers and employees of MESA, the Borrower and the Subsidiaries in connection with permitted employee compensation and incentive arrangements;

                          (B) as long as no Default or Event of Default has occurred and is continuing or would be in effect after giving effect thereto, to Net Cash Proceeds from the sale of common stock of MESA after the Closing Date to the extent that such Net Cash Proceeds are used to redeem the Subordinated Notes in accordance with the "equity clawback" provisions set forth in
                 Section 3.7(b) of each of the Senior Subordinated Indenture and the Senior Subordinated Discount Indenture;

                          (C) to Net Cash Proceeds received from the sale of the Series A Preferred Stock pursuant to the Rights Offering; and

                          (D) to the Net Cash Proceeds received from the sale of the Additional Series B Preferred Stock to DNR pursuant to the Stock Purchase Agreement;

                      (ii) by an amount equal to 100% of the Net Cash Proceeds of an incurrence of Indebtedness by MESA, the Borrower or any of the Restricted Subsidiaries (other than Indebtedness permitted by subsection 8.2); and

                    (iii) if a Major Transaction shall have occurred as a result of the events described in clause (a) of the definition thereof, (A) by an amount equal to 100 percent of the Net Cash Proceeds received in respect of any sale of other disposition of any asset which triggers the occurrence of such Major Transaction or (B) by an amount equal to 100 percent of the Net Cash Proceeds received in respect of the sale or disposition of assets in one transaction or in a series of related transactions which triggers the occurrence of such Major Transaction.

                 (b) (i) On the date on which the transactions contemplated by the Rights Offering and any sale of Additional Series B Preferred Stock (whether pursuant to a draw on the Rainwater Letter of Credit or otherwise) are consummated, the Loans shall be prepaid in an amount so that, after giving effect to such prepayment, the difference between (A) the aggregate Revolving Credit Commitments (or, if less, the Borrowing Base) in effect at such time and (B) the Aggregate Revolving Credit Exposure of all the Lenders shall be at least $100,000,000.

                      (ii) On the date of any re-determination of the Borrowing Base as a result of the occurrence of a Major Transaction referred to in clause (a) of the definition of Major Transaction, the Borrower shall prepay the Loans and, if necessary, reduce or cash collateralize the Letter of Credit Outstandings (as provided in subsection 4.5(c)) in an amount, if any, equal to the excess of (A) the then Aggregate Revolving Credit Exposure of all the Lenders over (B) an amount equal to such redetermined Borrowing Base.

                 (c) The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or cash collateralized, to the extent required by subsection 4.11.

                 (d) All such repayments and cash collateralization shall be made in accordance with subsection 4.6(e).

                 (e) (i) In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and (ii) in the event that Letter of Credit Outstandings are required to be cash collateralized, the Borrower shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be cash collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the Obligations and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any Obligations (including obligations in respect of the Letters of Credit). On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 4.6(e) and (ii) the Borrower shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied. The Borrower shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result. Any prepayment or collateralization pursuant to this subsection 4.6(e) shall be applied in the order set forth in clause (ii) of the second sentence of subsection 4.5(c).

                 4.7  Commitment Fee; Administrative Agent's Fee; Other Fees.
(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including, for each Lender, the date on which the Revolving Credit Commitment of such Lender shall have been accepted to but not including the Termination Date, computed at the rate of .375% per annum on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable on the Closing Date and quarterly in arrears on the last day of each March, June, September and December (commencing on September 30, 1996) and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof. For purposes of the commitment fee calculations only, Swing Line Loans shall be deemed to be not outstanding. Commitment fees shall be nonrefundable when paid.

                 (b) The Borrower shall pay to the Administrative Agent the fees set forth in the letter agreement dated July 2, 1996 among MESA, the Borrower and the Administrative Agent, on the dates specified therein.

                 (c) The Borrower shall pay to each member of the Engineering Committee the fees set forth in the letter agreement dated July 2, 1996 among MESA, the Borrower and the Engineering Committee, on the dates specified therein.

                 4.8 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                 4.9 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                 (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                 4.10 Computation of Borrowing Base. (a) The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Revolving Credit Commitments) of Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period. The Borrowing Base shall be determined in accordance with this subsection 4.10. The Borrowing Base will be based upon the value of certain Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, as such value is determined in accordance with this subsection, and other assets of the Borrower and the Restricted Subsidiaries reasonably acceptable to and on terms to be agreed upon by the Borrower and the

Engineering Committee, and will be determined by the Engineering Committee in accordance with paragraph (e) of this subsection 4.10, subject to approval by the Supermajority Lenders. Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Obligations are paid in full, this Agreement shall be subject to the then effective Borrowing Base. During the period from and after the Closing Date until the first Redetermination Date, the amount of the Borrowing Base shall be $525,000,000.

                 (b) Prior to April 15, 1997 and prior to March 1 of each year thereafter, the Borrower shall furnish to the Administrative Agent (with sufficient copies for each Lender) a report (herein called a "Reserve Report") in form and with attachments consistent with the Initial Reserve Report, which Reserve Report shall be dated as of the immediately preceding January 1, and shall set forth, among other things, (i) the Oil and Gas Properties then owned by the Borrower and the Restricted Subsidiaries (and showing any additions to or deletions from such Oil and Gas Properties made by the Borrower and the Restricted Subsidiaries since the date of the previous Reserve Report or, with respect to the Reserve Report dated as of January 1, 1997, since the date of the Initial Reserve Report), (ii) which Mortgage, if any, such Oil and Gas Properties are subject to, (iii) the Proved Reserves attributable to such Oil and Gas Properties and (iv) a projection of the rate of production and net income of the Proved Reserves as of the date of such Reserve Report, all in accordance with the guidelines published by the Securities and Exchange Commission. Each Reserve Report shall include a reserve report prepared by the Borrower with respect to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and reviewed and found to be satisfactory by Williamson or another independent engineering consulting firm reasonably satisfactory to the Supermajority Lenders covering at least eighty-five percent (85%) of the then net present value (determined in accordance with the guidelines published by the Securities and Exchange Commission) of the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, provided, however, that the Engineering Committee shall have the right to approve of the composition of the Oil and Gas Properties covered in that portion of the Reserve Report to be reviewed by Williamson or such other independent engineering consulting firm.

                 (c) The Borrowing Base shall be re-determined (i) after receipt by the Engineering Committee of each scheduled Reserve Report, (ii) upon the delivery of a Lender Redetermination Notice to the Borrower and (iii) upon the delivery of a Borrower Redetermination Notice to each member of the Engineering Committee, all as provided in this subsection 4.10(c). The Borrowing Base shall also be redetermined from time to time as provided in subsection 4.10(d). Within 30 days after the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, the Borrower shall furnish to the Administrative Agent (with sufficient copies for each Lender) a Reserve Report as of the most recent practicable date. If the Borrower fails to deliver a Reserve Report within the time period provided for in the preceding sentence, then the Engineering Committee shall have the right to rely on the last Reserve Report previously delivered by the Borrower with any such adjustments and taking into account any additional information as the Engineering Committee may deem appropriate, in its sole discretion. On or before the date which is 30 days after receipt of a scheduled annual Reserve Report or of a Reserve Report in connection with a Lender Redetermination Notice or a Borrower Redetermination Notice, the Engineering Committee shall re-determine the Borrowing Base and the Administrative Agent shall notify the Borrower and the Lenders of the Engineering Committee's re-determination of the Borrowing Base. Within 10 days after receipt from the Administrative Agent of the amount of the Engineering Committee's re-determination of the Borrowing Base, each Lender shall notify the Administrative Agent stating whether or not such Lender agrees with that re-determination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such re-determination. If the Supermajority Lenders agree with that re- determination, then the Administrative Agent promptly shall notify the Borrower of the Borrowing Base as so re- determined, whereupon that re-determined value shall automatically become effective (and shall remain effective, subject to any re-determinations provided for by subsection 4.10(d), until the Borrowing Base is again re-determined as provided in this subsection 4.10(c)). If the Supermajority Lenders do not approve the Engineering Committee's re-determination of the Borrowing Base, then the Engineering Committee shall make a further re-determination of the Borrowing Base and the Administrative Agent promptly shall submit the Engineering Committee's new re-determination to the Lenders and the Borrower. Each Lender shall have five Business Days after receipt of each of the new re-determinations to notify the Administrative Agent whether that Lender approves of the new re-determination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such re-determination. This process shall continue until the Engineering Committee and the Supermajority Lenders agree upon a re-determination of the Borrowing Base, whereupon the Administrative Agent promptly shall notify the Borrower of the redetermination and the re- determination shall become effective as provided above. Each re-determination provided for by this subsection 4.10(c) shall be made in accordance with the provisions of subsection 4.10(e). It is the intention of the Borrower and the Lenders that the Borrowing Base be redetermined within 45 days after the furnishing of each Reserve Report, subject to the provisions of this paragraph (c).

                 (d) (i) The Borrowing Base may be re-determined upon the occurrence of any Major Transaction to take account of such Major Transaction, all as provided in this subsection 4.10(d).

                      (ii) Within 20 days (or, if the Borrower intends to submit additional Oil and Gas Properties to be included in the Borrowing Base in connection with any such re-determination in accordance with clause (iv) below, within 30 days after receiving a Reserve Report with respect to such Oil and Gas Properties) after the Engineering Committee receives notice of the occurrence of a Major Transaction, the Engineering Committee may, at its option (or, at the request of the Required Lenders, shall), re-determine the Borrowing Base to take account of such Major Transaction, and the Administrative Agent shall notify the Lenders (with a copy to the Borrower) of the Engineering Committee's re- determination of the Borrowing Base. In the event that a Major Transaction shall have occurred as a result of the events described in clause
(a) of the definition thereof, the Borrowing Base shall, pending re-determination pursuant to this subsection 4.10(d) or until the Engineering Committee shall have notified the Borrower that it does not intend to re-determine the Borrowing Base as a result of such Major Transaction, automatically and without any further action be reduced by an amount equal to sixty percent (60%) of the aggregate Fair Market Value of all assets sold during the relevant Borrowing Base Period. Any automatic reduction of the Borrowing Base pursuant to this clause (ii) shall, for all purposes of this Agreement (including, without limitation, subsection 4.6(b)(ii)), be deemed a re-determination of the Borrowing Base.

                    (iii) Within five Business Days after receipt from the Administrative Agent of the amount of the Engineering Committee's re-determination of the Borrowing Base pursuant to this subsection 4.10(d), each Lender shall notify the Administrative Agent stating whether or not such Lender agrees with that re-determination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such re- determination. If the Supermajority Lenders agree with that re-determination, then the Administrative Agent promptly shall notify the Borrower of the Borrowing Base as so re-determined, whereupon that re-determined value shall automatically become effective (and shall remain effective, until the Borrowing Base is again re-determined as provided in subsection 4.10(c) or this subsection 4.10(d)). If the Supermajority Lenders do not approve the Engineering Committee's re-determination of the Borrowing Base, then the Engineering Committee shall make a further re-determination of the Borrowing Base and the Administrative Agent promptly shall submit the Engineering Committee's new re- determination to the Lenders and the Borrower. Each Lender shall have five Business Days after receipt of each of the new re-determinations to notify the Administrative Agent whether that Lender approves of the new re-determination. Failure of any Lender to give such notice within such period of time shall be deemed to constitute an acceptance of such re-determination. This process shall continue until the Engineering Committee and the Supermajority Lenders agree upon a re-determination of the Borrowing Base, whereupon the Administrative Agent promptly shall notify the Borrower of the redetermination and the re-determination shall become effective as provided above. Each re-determination provided for by this subsection 4.10(d) shall be made in accordance with the provisions of subsection 4.10(e).

                      (iv) Subject to the Engineering Committee's right, in its sole discretion, to re-determine the Borrowing Base within 20 days after the occurrence of a Major Transaction, the Borrower may, in connection with any such re-determination as a result of a Major Transaction described in clause
(a) of the definition thereof, submit additional Oil and Gas Properties to be included in the re-determined Borrowing Base. If the Borrower intends to include additional Oil and Gas Properties in any such re-determination of the Borrowing Base, the Borrower shall (A) within five days after the occurrence of such Major Transaction, notify the Engineering Committee in writing of its intent to include additional Oil and Gas Properties in the Borrowing Base and
(B) within 30 days after the occurrence of such Major Transaction, furnish to the Administrative Agent (with sufficient copies for each Lender) a Reserve Report covering such additional properties. The Borrowing Base will be re-determined in accordance with the procedures set forth in subsection 4.10(c) applicable to a re-determination pursuant to a Borrower Redetermination Notice.

                 (e) (i) All determinations and re-determinations by the Engineering Committee provided for in this subsection 4.10 (and any determinations and decisions by either or both of the Engineering Committee and the Supermajority Lenders in connection therewith, including effecting any re-determination of the value of any component contained in a Reserve Report) shall be made by the Engineering Committee and the Lenders in their sole discretion and shall be made on a reasonable basis and in good faith based upon the application by the Engineering Committee and the Lenders of their respective normal oil and gas lending criteria as they exist at the time of determination.

                 (ii) All re-determinations in the Borrowing Base referred to in this subsection 4.10 shall become effective immediately upon the delivery of notice by the Administrative Agent to the Borrower of the re-determination.

                 4.11 Borrowing Base Compliance. Except as set forth in subsection 4.6(b)(ii), if at any time the aggregate principal amount of the Revolving Credit Loans, the Letter of Credit Outstandings and the Swing Line Loans exceed the Borrowing Base then in effect (any such excess, the "Borrowing Base Deficiency"), the Borrower shall prepay the Revolving Credit Loans and the Swing Line Loans and cash collateralize the Letter of Credit Outstandings in an amount equal to 50% of the Borrowing Base Deficiency within 90 days after such date and prepay the Revolving Credit Loans and Swing Line Loans and cash collateralize the Letter of Credit Outstandings in an amount equal to the balance of the Borrowing Base Deficiency within 180 days after such date in each case, together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.15. In addition, the Borrower may, in order to reduce or eliminate such Borrowing Base Deficiency, submit (i) additional Oil and Gas Properties in accordance with subsection 7.10(d) and/or (ii) other properties reasonably acceptable to and on terms to be agreed upon by the Supermajority Lenders, to be included in the Borrowing Base. Prepayments and collateralization pursuant to this subsection 4.11 shall be made as set forth in subsection 4.5(c).

                 4.12 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.15.

                 4.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                      (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.14, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

                      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                    (iii)   shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                 (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall constitute prima facie evidence of the correctness of the amount claimed, provided that, with respect to any additional amount claimed hereunder by any Lender with respect to any date, such Lender shall not be entitled to such additional amount unless it shall have requested such additional amount from the Borrower in accordance with the terms of this paragraph (c) within 120 days after the date such Lender learned of the related amount, cost or reduction. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 4.14 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If, when the Borrower is required by this subsection 4.14(a) to pay any Non-Excluded Taxes, the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service form 1001 or

Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a "bank" for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (ii) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (iii) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, along with such other additional forms as the Borrower, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, and provided that such Non-U.S. Lender is legally able to do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

                 (c) If a Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Non-Excluded Taxes paid by the Borrower, or as to which it has been indemnified by the Borrower, which refund in the good faith judgment of such Lender (or Transferee) is allocable to such payment made pursuant to this subsection 4.14, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after the receipt of a request by the Borrower, apply for such refund. If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Non-Excluded Taxes paid by the Borrower, or as to which it has been indemnified by the Borrower, which refund in good faith judgment of such Lender (or Transferee) is allocable to such payment made pursuant to this subsection 4.14, it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt, repay such refund to the Borrower net of all out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent; provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund to such Governmental Authority. The agreements in this subsection 4.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                 4.15 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to subsection 4.1(a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder; provided that invoices in respect of amounts payable pursuant to this subsection 4.15 shall be submitted by each Lender no later than the date which is 120 days after the date on which such Lender learned of the event giving rise to such claim.

                 4.16 Change of Lending Office. (a) Each Lender agrees that if it makes any demand for payment under subsection 4.13 or 4.14(a), or if any adoption or change of the type described in subsection 4.12 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection
4.13 or 4.14(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.12.

                 (b) If any Lender requests compensation under subsection 4.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to, and such Lender promptly shall, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender or an Affiliate thereof, the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Lender and the Swing Line Lender, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (at least to the extent of such outstanding principal) and the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under subsection 4.13 or payments required to be made pursuant to subsection 4.14, such assignment will result in a reduction in such compensation or payments compared to the compensation or payments payable to the assigning Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation no longer exist or cease to apply.


                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

                 To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of MESA and the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

                 5.1 Financial Condition. (a) The consolidated balance sheets of MESA and its consolidated Subsidiaries at December 31, 1994 and December 31, 1995 and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity for the respective fiscal years ended on such dates, together with the related notes and schedules thereto, reported on by Arthur Andersen LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of MESA and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of MESA and its consolidated Subsidiaries, as at March 31, 1996 and the related unaudited consolidated statements of operations, of cash flows and of changes in stockholder's equity for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of MESA and its consolidated Subsidiaries, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of complete footnote disclosure).

                 (b) The unaudited pro forma consolidated balance sheet of each of MESA and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, as at March 31, 1996, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, represents in all material respects the pro forma consolidated financial condition of each of MESA and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries as at such date after giving effect to the Recapitalization (including the transactions contemplated by the Rights Offering) and the initial extensions of credit under this Agreement, assuming that the Recapitalization occurred on March 31, 1996.

                 (c) All such financial statements referred to in subsection 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither MESA nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto to the extent required by GAAP. During the period from January 1, 1996 to and including the date hereof there has been no sale, transfer or other disposition by MESA or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1995.

                 5.2 No Change. (a) Since December 31, 1995 there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) except as set forth on
Schedule 5.2(b), during the period from January 1, 1996 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of MESA nor has any of the Capital Stock of MESA been redeemed, retired, purchased or otherwise acquired for value by any Loan Party.

                 5.3 Corporate Existence; Compliance with Law. Each of MESA, the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Restricted Subsidiaries, to the extent that the failure to be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate or partnership power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all applicable Requirements of Law, except, in the case of clauses (c) and (d), to the extent that the failure to be so qualified or to comply with such Requirements of Law could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, grant the Liens granted by it pursuant to the Security Documents and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party (including the granting of the Liens to be granted by it pursuant to the Security Documents and, in the case of the Borrower, the borrowings hereunder). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder, the granting and perfection of the Liens to be granted by the Security Documents or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which each Loan Party is a party other than those which have been obtained and are in full force and effect or those which the failure to obtain, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                 5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the granting of the Liens under the Security Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable Requirement of Law or material Contractual Obligation of MESA, the Borrower or of any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective material properties or revenues pursuant to any such Requirement of Law or Contractual Obligation except pursuant to the Loan Documents.

                 5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of MESA or the Borrower, threatened by or against MESA, the Borrower or any of the Restricted Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or, as of the Closing Date, the Recapitalization or any document or transaction contemplated thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 5.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations (including, without limitation, the Supply Contract and the "B" Contract) in any respect which could reasonably be expected to have a Material Adverse Effect (other than defaults which will be cured upon repayment or defeasance of the Refinanced Indebtedness in connection with consummation of the Recapitalization). No Default or Event of Default has occurred and is continuing.

                 5.8 Ownership of Property; Liens. (a) Except for the Oil and Gas Properties, the "B" Contract and the Supply Contract, each Loan Party has good title in fee simple to, or a valid leasehold interest in, all its material real property and material interests in real property set forth in Parts A and B of Schedule 5.20, and good title to, a valid leasehold interest in or a license to use, all its other material property, and none of such property is subject to any Lien except as permitted by subsection 8.3.

                 (b) Each Loan Party has good and defensible title to all of its Oil and Gas Properties (other than the "B" Contract and the Supply Contract) which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to MESA and the Loan Parties taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of MESA, the Borrower or any of the Restricted Subsidiaries, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by subsection 8.6 hereof, and (iii) Liens permitted by subsection 8.3 hereof. The quantum and nature of the interest of the Borrower and the other Loan Parties in and to the Oil and Gas Properties as set forth in each Reserve Report (including the Initial Reserve Report) includes the entire interest of the Borrower and the other Loan Parties in such Oil and Gas Properties as of the date of such Reserve Report and are complete and accurate in all material respects as of the date of such Reserve Report; and there are no "back-in" or "reversionary" interests held by third parties which could materially reduce the interest of the Borrower and the other Loan Parties in such Oil and Gas Properties except as expressly set forth on an exhibit to the Mortgages. The ownership of the Oil and Gas Properties by the Loan Parties shall not in any material respect obligate any Loan Party to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of such Loan Party in each Oil and Gas Property set forth in the most recent Reserve Report.

                 (c) Exhibit A-1 to the Texas Mortgage contains a complete listing of all instruments supplementing or amending the "B" Contract as of the date hereof. Exhibit B to each Mortgage contains a complete listing, as of the date hereof, of all contracts (and all amendments thereto) for the sale by any Loan Party of Hydrocarbons produced from the Oil and Gas Properties subject to such Mortgage. The Borrower owns its interests in the "B" Contract and the Supply Contract free from all Liens other than non-consensual Liens permitted by subsection 8.3.

                 (d) MESA and its Subsidiaries have not disposed of any of the Mortgaged Properties or Oil and Gas Properties between the date of the Initial Reserve Report and the date hereof except for dispositions of the type described in subsection 8.6(a), (b) or (c), in connection with the Recapitalization or as set forth on Schedule 5.8(d) hereto.

                 5.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except such claims that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by such Loan Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 5.10 No Burdensome Restrictions. No applicable Requirement of Law or Contractual Obligation of any Loan Party could reasonably be expected to have a Material Adverse Effect.

                 5.11 Taxes. Each Loan Party has filed all tax returns which to the knowledge of such Loan Party are required to be filed by it and has paid or caused to be paid all material taxes shown on said returns and all material assessments, fees and other governmental charges levied upon it or upon any of its property or income which are due and payable, except such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of such Loan Party in accordance with GAAP. No tax lien has been filed with respect to any such material taxes or material assessments, fees or other governmental charges.

                 5.12 Federal Regulations. No part of the proceeds of any Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

                 5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which has resulted or could result in any material liability to any Loan Party or Commonly Controlled Entity. No Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or which could result in any material liability to any Loan Party or Commonly Controlled Entity, and no Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. MESA and the Borrower have adopted FASB 106.

                 5.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness under this Agreement or the other Loan Documents.

                 5.15 Subsidiaries. The Persons listed on Schedule 5.15 constitute all the Subsidiaries of MESA at the date hereof (after giving effect to the transactions contemplated by the Recapitalization).

                 5.16 Purpose of Loans. The proceeds of the Loans made on the Closing Date will be used to refinance the Refinanced Indebtedness of MESA and its Subsidiaries in connection with the Recapitalization and to pay costs and expenses relating to the Recapitalization. Without limitation, the proceeds of the Loans made on the Closing Date shall be used for the purchase of the HCLP Secured Notes. Loans made after the Closing Date shall be used for general corporate purposes of MESA, the Borrower and the Restricted Subsidiaries.

                 5.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

                 (a) the Borrower: (i) is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in material compliance with all of its Environmental Permits; and (iv) reasonably believes that (A) each of its Environmental Permits will be timely renewed without material expense, (B) any additional Environmental Permits which it has reason to believe will be required will be timely obtained without material expense, and (C) the costs of complying with such renewed or additional Environmental Permits and any other Environmental Laws applicable to or reasonably expected to apply to Borrower will not be material.

                 (b) to the knowledge of the Borrower, Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or at any other location, which could reasonably be expected to (i) give rise to material liability of the Borrower under any applicable Environmental Law, or (ii) materially interfere with the Borrower's continued operations, or (iii) materially impair the fair saleable value of any material real property owned or leased by the Borrower.

                 (c) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower is, or to the knowledge of the Borrower will be, named as a party is pending or, to the knowledge of the Borrower, threatened.

                 (d) the Borrower has not received any written request for information, or been notified that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

                 (e) the Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

                 (f) to the knowledge of the Borrower, the Borrower has not assumed or retained, by contract or operation of law, any material liabilities of any kind, fixed or contingent, under any Environmental Law.

For purposes of Section 9 of this Agreement, each of the foregoing representations and warranties contained in this subsection 5.17 which are qualified by the Borrower's knowledge shall be deemed not to be so qualified.

                 5.18 No Material Misstatements. (a) The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of MESA or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Information Memorandum, the Subordinated Debt Prospectus and the Rights Offering Prospectus but excluding any financial projections or budgets contained therein), when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the Closing Date, any untrue statements of a material fact and did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the Closing Date, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

                 (b) All financial projections concerning MESA and its Subsidiaries that are or have been made available to the Administrative Agent or any Lender by or on behalf of MESA or any of its Subsidiaries, including those contained in the Information Memorandum, the Subordinated Debt Prospectus and the Rights Offering Prospectus, have been or will be prepared based on good faith estimates and based upon assumptions believed by MESA and the Borrower to be reasonable at the time of such preparation.

                 5.19 Capitalization of MESA and the Borrower. The authorized Capital Stock, the par value thereof and the amount of such authorized Capital Stock issued and outstanding for each of MESA, the Borrower and MESA's other Subsidiaries as of the Closing Date (after giving effect to the Recapitalization) are set forth on Schedule 5.19. All outstanding shares of Capital Stock of the Borrower are fully paid and nonassessable and, on and after the Closing Date (after giving effect to the Recapitalization), will be owned beneficially and of record by MESA and will be free of all Liens other than the Liens created by the Loan Documents.

                 5.20  Location of Real Property and Leased Premises.  (a)
Part A of Schedule 5.20 lists completely and correctly as of the Closing Date all material real property (other than Oil and Gas Properties, the "B" Contract and the Supply Contract) owned in fee by MESA, the Borrower and each of its Subsidiaries and the addresses thereof.

                 (b) Part B of Schedule 5.20 lists completely and correctly as of the Closing Date all material real property (other than Oil and Gas Properties, the "B" Contract and the Supply Contract) leased by MESA, the Borrower and each of its Subsidiaries and the respective addresses thereof.

                 5.21 Solvency. (a) Immediately after the consummation of the Recapitalization and the other transactions to occur on the Closing Date and immediately following the making of each Loan made and the issuance of each Letter of Credit issued on the Closing Date and after giving effect to the application of the proceeds thereof (i) the fair value of the assets of each of MESA and the Borrower on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each of MESA and the Borrower on a consolidated basis; (ii) the present fair saleable value of the property of each of MESA and the Borrower on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each of MESA and the Borrower on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) MESA and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) MESA and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For purposes of the representation contained in this subsection 5.21(a), unliquidated, contingent, disputed and unmatured claims shall be valued at the amount that can, in light of all the facts and circumstances existing at such time, be reasonably expected to be an actual or matured liability.

                 (b) Neither MESA nor the Borrower intends to, or believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash available to be received by it or any such Subsidiary and the time and amounts of cash to be payable on or in respect of its Indebtedness or that of any such Subsidiary.

                 5.22 Labor Matters. Except as set forth in Schedule 5.22, there are no strikes pending or threatened against MESA or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of MESA or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from MESA or any of its Subsidiaries or for which any claim may be made against MESA or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of MESA or such Subsidiary to the extent required by GAAP. The consummation of the Recapitalization will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which MESA or any of its Subsidiaries (or any predecessor) is a party or by which MESA and its (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to MESA and its Subsidiaries taken as a whole.

                 5.23 Insurance. Each of MESA, the Borrower and the Restricted Subsidiaries carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

                 5.24 "B" Contract; Supply Contract. True and complete copies of the "B" Contract and the Supply Contract (including, in each case, all amendments and all material waivers and interpretive letters from one party to the other relating thereto in effect as of the date hereof) have heretofore been furnished to the Lenders. Each of the "B" Contract and the Supply Contract (a) is valid and enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that rights to indemnity thereunder may be limited by applicable law, (b) is in full force and effect and (c) to the knowledge of any Loan Party, no material default on the part of any party thereto exists thereunder which could reasonably be expected to result in a Material Adverse Effect.

                 5.25 Refinanced Indebtedness. Schedule 1.1(b) sets forth a true and complete list of all Indebtedness of MESA and its Subsidiaries as of the date hereof, but prior to giving effect to the Recapitalization and the use of the proceeds of the initial Loans to be made hereunder on the Closing Date.

                 5.26 Future Commitments. As of the Closing Date, except as set forth on Schedule 5.26, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of MESA or any Subsidiary which would require MESA or any Subsidiary to delivery Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

                 5.27 Senior Debt. The Obligations of MESA, the Borrowrer and each Restricted Subsidiary constitute "Senior Debt" under and as such term is defined in each of the Senior Subordinated Indenture and the Senior Subordinated Discount Indenture.

                        SECTION 6.  CONDITIONS PRECEDENT

                 6.1 Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial Loan requested to be made by it and of the Issuing Lender to issue the initial Letter of Credit to be issued by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan and the issuance of such Letter of Credit on the Closing Date, of the following conditions precedent:

                 (a) Loan Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a duly authorized officer of each of MESA and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Loan Party thereto and (iii) each Mortgage, each executed and delivered by a duly authorized officer of each Loan Party that is a party thereto.

                 (b) Related Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of each Recapitalization Document (other than the Preferred Stock), each Subordinated Note Document (other than the Subordinated Notes) and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Loan Party will be a party after the Closing Date.

                 (c) Borrowing Certificate. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                 (d) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) in the case of the Borrower, the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (e) Loan Party Incumbency Certificates. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

                 (f) Corporate Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                 (g) Consents, Licenses and Approvals. All governmental and third party approvals (including consents) necessary in connection with the Recapitalization and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Recapitalization or the financing thereof, including, without limitation, this Agreement. The Administrative Agent shall have received copies of consents (in form and substance reasonably satisfactory to the Administrative Agent) of the counterparties to the "B" Contract and the Supply Contract, pursuant to which such parties consent to the Lien of the Administrative Agent on such contracts.

                 (h) Fees. The Lenders, the Agents and the Co-Arrangers shall have received all fees and expenses required to be paid on or before the Closing Date.

                 (i) Legal Opinions. The Administrative Agent shall have received, with the number of counterparts as it may request, the following legal opinions:

                               (i)  the executed legal opinion of Baker &
                 Botts, counsel to MESA, the Borrower and the other Loan Parties, substantially in the form of Exhibit E-1; and

                              (ii) the executed legal opinion of Foulston & Siefkin, Kansas counsel to MESA, the Borrower and the other Loan Parties, substantially in the form of Exhibit E-2.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                 (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the notes pledged, if any, pursuant to the Guarantee and Collateral Agreement, each endorsed in blank by a duly authorized officer of the pledgor thereof.

                 (k) Actions to Perfect Liens. The Administrative Agent shall have received properly completed and executed financing statements (or other similar documents), including, without limitation, duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, and the Administrative Agent shall be reasonably satisfied that, other than filing such financing statements and other similar documents and the Mortgages, no other filings, recordings, registrations or other actions are necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.

                 (l) Surveys. The Administrative Agent shall have received boundary line surveys of (i) the property leased by the Borrower pursuant to the Ground Lease (as defined in the Texas Mortgage), (ii) the real property located in Grant County, Kansas on which the Satanta processing plant is located and (iii) the real property located in Grant County, Kansas on which the Ulysses processing plant is located, which boundary line surveys shall in each case be (A) dated a date reasonably close to the Closing Date (as determined by the Administrative Agent), (B) prepared by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent, (C) prepared in a manner reasonably acceptable to the Administrative Agent and (D) shall reflect that the buildings, structures and other improvements necessary for the ownership and operation of the processing plants purported to be located on the property surveyed do not protrude on any adjoining property nor do any improvements located on land adjacent to the property surveyed encroach upon the property surveyed, which encroachments or protrusions in either case could reasonably be expected to adversely affect the ability of the Borrower to own, maintain, operate or sell the property surveyed and/or the improvements located thereon.

                 (m) Flood Insurance. If required to be obtained by applicable Requirements of Law, the Administrative Agent shall have received (i) a policy of flood insurance conforming with subsection 7.5(c) and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

                 (n) Copies of Documents. If requested by the Administrative Agent, the Administrative Agent shall have received a copy, certified by such parties as the Administrative Agent may reasonably deem appropriate, of any document burdening the property covered by any Mortgage.

                 (o) Lien Searches. The Administrative Agent shall have received the results of recent lien searches by Persons reasonably satisfactory to the Administrative Agent, in such jurisdictions and offices as it shall request, and such searches shall reveal no Liens on any assets of MESA, the Borrower or any of the Restricted Subsidiaries, except for (i) Liens permitted by subsection 8.3 and
         (ii) Liens to be released or assigned to the Administrative Agent, for the ratable benefit of the Lenders, on the Closing Date in connection with the Recapitalization.

                 (p)  Insurance.  The Administrative Agent shall have received
         (i) copies of, or an insurance broker's or agent's certificate as to coverage under, the insurance policies required by subsection 7.5 and the applicable provisions of the Security Documents, and each property and casualty policy covering any property which is Collateral shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent and (ii) confirmation from such insurance broker that the scope and amount of coverage maintained by MESA, the Borrower and the Restricted Subsidiaries are comparable to the scope and amount of the insurance maintained by other companies of similar size in the same industry and general location.

                 (q) Series B Preferred Stock. MESA shall have received at least $133,000,000 in gross proceeds from the issuance of the Series B Preferred Stock in accordance with the terms of the Stock Purchase Agreement.

                 (r) Subordinated Notes. The Subordinated Notes shall have been issued, and MESA shall have received gross proceeds of not less than $475,000,000 therefrom, substantially on the terms and conditions set forth in the Subordinated Debt Prospectus.

                 (s) Refinanced Indebtedness. The Administrative Agent shall have received evidence satisfactory to it that simultaneously with the making of the initial Revolving Credit Loans, the Refinanced Indebtedness shall be paid in full and all Liens securing the Refinanced Indebtedness and the Surviving Indebtedness shall have been terminated (or assigned on satisfactory terms to the Administrative Agent), amended or modified in a manner satisfactory to the Administrative Agent for the benefit of the Lenders.

                 (t) Recapitalization. The Recapitalization (other than the transactions contemplated by the Rights Offering) shall have been consummated simultaneously with the initial extensions of credit hereunder in accordance with applicable law, the Stock Purchase Agreement and all related documentation and otherwise substantially on terms set forth in the Information Memorandum; the conditions to each of DNR's and MESA's obligations set forth in the Stock Purchase Agreement shall have been satisfied without giving effect to any waiver or amendment in any manner adverse to the Lenders that was not approved by all the Lenders; and the mergers, consolidation and other transactions described in clause (e) of the definition of "Recapitalization" intended to occur on or before the Closing Date shall have been consummated prior to or simultaneously with the initial extensions of credit hereunder; and the capital, corporate and ownership structures of the Loan Parties, after giving effect to the Recapitalization, shall be satisfactory to the Lenders.

                 (u)  Solvency.  The Administrative Agent shall have received
         (i) a satisfactory solvency opinion from an independent valuation firm satisfactory to the Lenders which shall document the solvency of each of MESA and the Borrower, on a consolidated basis, after giving effect to the Recapitalization, the other transactions contemplated thereby and the extensions of credit contemplated hereby and (ii) a certificate, substantially in the form of Exhibit H, from MESA, executed by its chief financial officer, as to the solvency of each of MESA and the Borrower, on a consolidated basis, after giving effect to the Recapitalization (both before and after giving effect to the Rights Offering), the other transactions contemplated hereby and the extensions of credit contemplated hereunder.

                 (v) Sources and Uses. The Administrative Agent and the Lenders shall be satisfied that the sources and uses of funds for the Recapitalization shall not be materially inconsistent with the sources and uses listed on Schedule 6.1(v).

                 (w) Title to Oil and Gas Properties. The Lenders shall be satisfied as to the title of the Loan Parties to the Oil and Gas Properties included in the Borrowing Base.

                 (x) Engineering Report. The Administrative Agent shall not have received notice from Williamson revoking, rescinding or amending, modifying or supplementing in any way (unless such amendments, modifications or supplements are reasonably satisfactory in form and substance to the Lenders) its report dated April 25, 1996 previously delivered to the Administrative Agent and the Lenders, which report supports the volumes, schedules and capital expenditures set forth in the engineering report provided by MESA to the Lenders (the "Initial Reserve Report").

                 (y) Environmental Reports. The Administrative Agent shall have received environmental assessment reports from Pilko & Associates with respect to processing and other facilities and other parcels of real property owned or leased by MESA and its Subsidiaries, and the Lenders shall be reasonably satisfied with the potential environmental liabilities to which MESA and its Subsidiaries may be subject based on such reports.

                 (z) Rainwater Letter of Credit. The Rainwater Letter of Credit shall (i) have been issued and be in full force and effect,
         (ii) be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, (iii) have been issued by a bank reasonably acceptable to the Administrative Agent and the Lenders and
         (iv) be in a stated amount equal to at least $132 million.

                 (aa) Title Vested in Borrower. The Administrative Agent and the Lenders shall be reasonably satisfied that all filings and other actions required to be taken or made in order to consummate the transactions contemplated by clause (e) of the definition of Recapitalization (including, without limitation, the conveyance to the Borrower of title to substantially all of the Oil and Gas Properties of MESA and its Subsidiaries) shall have been taken or made on or before the Closing Date.

                 (bb) Board of Directors. The Lenders shall be reasonably satisfied that the composition of the Board of Directors of MESA and the Borrower will be as set forth in the Subordinated Debt Prospectus.

                 (cc) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                 6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit and any renewal or extension of a Letter of Credit) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and Letter of Credit issued on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower and MESA as of the date thereof that the conditions contained in this subsection have been satisfied.


                       SECTION 7.  AFFIRMATIVE COVENANTS

                 MESA and the Borrower hereby agree that, so long as the Commitments remain in effect, any Loan, Note or Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, MESA and the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Restricted Subsidiaries to:

                 7.1 Financial Statements. Furnish to the Administrative Agent with sufficient copies for the Lenders:

                 (a) as soon as available, but in any event within 105 days after the end of each fiscal year of MESA, (i) a copy of the consolidated balance sheet of MESA as at the end of such year and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders and (ii) a copy of the consolidating balance sheet of each of MESA and the Borrower as at the end of such year and the related consolidating statements of operations, of cash flows and of changes in stockholders' equity for such year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and setting forth the financial information related to each Subsidiary of MESA or the Borrower, as the case may be, and, with respect to the consolidating financial statements of MESA, reconciling to the financial statements referred to in clause (i) above for such year, each certified by a Responsible Officer as being fairly stated in all material respects (subject, in the case of the financial statements delivered pursuant to clause (ii), to normal year-end audit adjustments and the absence of complete footnote disclosure); and

                 (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of MESA and the Borrower, the unaudited consolidated balance sheets (together with the consolidating work sheets which set forth, in reasonable detail, the financial information of each Subsidiary with operations) of each of MESA and the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations, of cash flows and of changes in stockholders' equity of each of MESA and the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of complete footnote disclosure);

all such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 7.2 Certificates; Other Information. Furnish to the Administrative Agent, and except as otherwise provided, with sufficient copies for the Lenders:

                 (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer's knowledge, during such period (A) except as disclosed therein, no Subsidiary of MESA has been formed or acquired (and, if any Restricted Subsidiary has been formed or acquired, MESA, the Borrower and such Restricted Subsidiary have complied with the requirements of subsection 7.10 with respect thereto), (B) no Loan Party has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto and (C) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) setting forth the computations (in reasonable detail) necessary to determine whether MESA and the Borrower are in compliance with subsection 8.1;

                 (b) not later than sixty days after the end of each fiscal year of MESA and the Borrower, a copy of the projections by MESA and the Borrower of the operating budget and cash flow budget of each of MESA and the Borrower for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based upon good faith estimates and assumptions and on the basis of sound financial planning practice.

                 (c) within five days after the same are sent, copies of all financial statements and reports which MESA sends to its stockholders generally, and within five days after the same are filed, copies of all financial statements and reports which MESA or any other Loan Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (d) promptly upon receipt thereof, copies of all reports and management letters submitted to MESA, the Borrower or any Restricted Subsidiary by independent public accountants in connection with any interim or special audit of the books or operations of MESA, the Borrower or such Restricted Subsidiary made by such accountants;

                 (e) together with the financial statements delivered pursuant to subsections 7.1(a) and (b) and with any Reserve Report delivered pursuant to subsection 4.10, a schedule identifying as of the last day of the fiscal period for which the financial statements are delivered or as of the date of delivery of such Reserve Report, as the case may be, each commodity fixed price contract then in effect (excluding those relating solely to Permitted Marketing Transactions) as to which any Loan Party is bound which provides for payments of $5,000,000 or more, and setting forth the names of the parties thereto and of any guarantees thereof, and the volumes attributable to each such contract; and

                 (f) at least quarterly, provide a written report setting forth the Loan Parties' current and projected interest rate and commodity hedging needs and strategies;

                 (g) deliver to the Administrative Agent copies of renewal or replacement insurance policies as and when required by subsection 7.5(b)(v);

                 (h) promptly upon the execution and delivery thereof, true and complete copies of each amendment, supplement or other modification to the "B" Contract or the Supply Contract; and

                 (i) promptly, such additional financial and other information as any Lender (acting through the Administrative Agent) may from time to time reasonably request.

                 7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of MESA, the Borrower or the applicable Restricted Subsidiary, as the case may be.

                 7.4 Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations. Continue to engage in business of the same general type as now conducted by it or otherwise consistent with the provisions of subsection 8.16; except as otherwise permitted by subsection 8.5, preserve, renew and keep in full force and effect its corporate existence; take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges and franchises could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                 7.5 Maintenance of Property; Insurance. (a) Keep all property owned or leased by it that is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

                 (b) (i) Cause all such property and casualty insurance policies with respect to the Collateral to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to MESA, the Borrower or the Loan Parties under such policies directly to the Administrative Agent; (ii) cause all such policies to provide that neither MESA, the Borrower, the Administrative Agent, nor any other party shall be a coinsurer thereunder; (iii) if requested by the Administrative Agent, deliver original or certified copies of all such policies to the Administrative Agent; (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium upon not less than 20 days' prior written notice thereof by the insurer to the Administrative Agent or (B) for any other reason upon not less than 30 day's prior written notice thereof by the insurer to the Administrative Agent; and (v) unless otherwise agreed in writing by the Administrative Agent, deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

                 (c) If at any time the area in which any Mortgaged Property which constitutes "improved real estate" within the meaning of the Flood Disaster Protection Act of 1973, as amended from time to time, is located is designated (i) a "special flood hazard area" within the meaning of said Act in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require to comply with the National Flood Insurance Program as set forth in the said Act or (ii) a "Zone 1" area (as so designated in the national Ocean and Earthquake Risk Map), obtain earthquake insurance in such reasonable total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require to comply with applicable Requirements of Law.

                 7.6 Inspection of Property; Books and Records; Discussions. Keep and maintain a system of accounting established and administered in accordance with sound business practices and keep and maintain proper books of records and account; and permit representatives of the Administrative Agent and, at the Lender's expense, any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of MESA and its Subsidiaries with officers and employees of MESA and its Subsidiaries and with MESA's independent certified public accountants, provided that a representative of the Borrower designated by a Responsible Officer may be present during any such discussions.

                 7.7  Notices.  Promptly give notice to the Administrative
Agent of:

                 (a)  the occurrence of any Default or Event of Default;

                 (b) any event described in clause (a) of the definition of "Major Transaction";

                 (c) any (i) default or event of default under any Contractual Obligation of MESA, the Borrower or any of the Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between MESA, the Borrower or any of the Restricted Subsidiaries and any Governmental Authority, which in the case of either clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                 (d) any litigation or proceeding affecting MESA, the Borrower or any of the Restricted Subsidiaries (i) which could reasonably be expected to result in an adverse judgment of $2,500,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which in the case of this clause (ii) could reasonably be expected to materially interfere with the ordinary conduct of business of MESA, the Borrower or any of the Restricted Subsidiaries;

                 (e) any material default or event of default under the "B" Contract or the Supply Contract, or any default or any event of default under the "B" Contract or the Supply Contract asserted by any party thereto in writing;

                 (f) the following events, as soon as possible and in any event within 30 days after MESA or the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                 (g) any development, circumstance or event which could reasonably be expected to have a Material Adverse Effect, including, without limitation, any such event involving the Supply Contract or the "B" Contract.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action MESA, the Borrower and the Restricted Subsidiaries have taken or propose to take with respect thereto.

                 7.8 Environmental Laws. (a)(i) Comply substantially with, and use reasonable efforts to require substantial compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain all Environmental Permits necessary for its operations as conducted and as planned; and (iii) use reasonable efforts to require that all tenants and subtenants obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted, with respect to any property leased or subleased from it. An entity shall be deemed to be in substantial compliance with, or to comply substantially with, an Environmental Law or Environmental Permit for purposes of this subsection 7.8(a) provided that, upon learning of any actual or suspected noncompliance, it promptly undertakes all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance individually or in the aggregate could not reasonably be expected to give rise to a Material Adverse Effect or materially adversely affect the value of any Mortgaged Property.

                 (b) Comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate proceeding to contest such order or directive has been timely and properly taken in good faith.

                 (c) Prior to acquiring any ownership or leasehold interest in real property (except for property to be leased only for office use), or other interest in any such real property that could give rise to it being found to be an operator subject to potential material liability under any Environmental
Law: (i) obtain an environmental review pursuant to a procedure (which may, in appropriate circumstances, include review by an Environmental Consultant), to be developed by the Borrower in consultation with an Environmental Consultant, which procedure shall be reasonably acceptable to the Administrative Agent, within a reasonable period subsequent to the Closing Date; and (ii) provide the Administrative Agent upon request with a copy of any written report prepared in connection with such environmental review.

                 (d) Upon the Administrative Agent's reasonable written request (and subject to the proviso below), and promptly upon the Administrative Agent's request if there has been an Event of Default which has not been fully and timely cured, permit an environmental consultant whom the Administrative Agent in its discretion designates ("Environmental Consultant") to perform environmental assessments; provided that prior to the occurrence of any Event of Default and notwithstanding anything else herein to the contrary, the costs and expenses of all environmental assessments performed under this paragraph (d) which MESA and the Subsidiaries shall be obligated to reimburse to Lenders shall not exceed $65,000 in any consecutive period of 24 months. Such environmental assessments shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent. The Borrower shall cooperate fully in the conduct of such environmental assessment, and shall pay the reasonable costs of such environmental assessments immediately upon written demand by the Administrative Agent. The Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment pursuant to this subsection 7.8(d).

                 7.9 Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

                 7.10 Additional Collateral. (a) It is the intention of the parties hereto that the Obligations and guarantees thereof be secured by substantially all of the assets of MESA, the Borrower and the Restricted Subsidiaries. Accordingly, with respect to assets acquired after the Closing Date other than those described in paragraph (b), (c) or (d) of this subsection, MESA, the Borrower and the Restricted Subsidiaries shall, from time to time (and, in any event, within 30 days after the reasonable request by the Administrative Agent to do so), (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 (b) With respect to any Person that, subsequent to the Closing Date, becomes a Restricted Subsidiary (other than a Foreign Subsidiary), promptly upon the request of the Administrative Agent: (i) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions reasonably necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent,
(ii) cause the Capital Stock of such Person owned by MESA, the Borrower and any Restricted Subsidiary to be pledged to the Administrative Agent, for the ratable benefit of the Lenders, pursuant to documentation reasonably satisfactory to the Administrative Agent, and take all actions reasonably necessary or advisable to cause the Lien thereon to be duly perfected in accordance with all applicable Requirements of Law, and deliver the certificates representing such Capital Stock to the Administrative Agent, together with undated stock powers executed and delivered in blank by a duly authorized officer of MESA, the Borrower or such Restricted Subsidiary, as the case may be, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 (c) With respect to any Person that, subsequent to the Closing Date, becomes a Restricted Subsidiary and is a Foreign Subsidiary, promptly upon the request of the Administrative Agent: (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by MESA, the Borrower or any Restricted Subsidiary (provided that in no event shall more than 65% of the Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of MESA, the Borrower or such Restricted Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be reasonably necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 (d) With respect to any Oil and Gas Property acquired after the Closing Date by the Borrower or any Restricted Subsidiary, promptly (and in any event within 30 days after the acquisition thereof) but only to the extent required to maintain compliance with subsection 7.11: (i) execute and deliver to the Administrative Agent such amendments to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such Oil and Gas Property; (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of mortgages, deeds of trust or like documents or financing statements in such jurisdictions as may be requested by the Administrative Agent; and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                 7.11 Collateral Value. At all times, cause Oil and Gas Properties representing at least 85% of the value of the total Oil and Gas Properties of MESA, the Borrower and the Restricted Subsidiaries to be included in the Collateral.

                 7.12 Corporate Separateness. Cause the management, business and affairs of MESA and its Subsidiaries to be conducted in such a manner so that each Unrestricted Subsidiary will be perceived as a legal entity separate and distinct from MESA, the Borrower and the Restricted Subsidiaries.

                 7.13 Updated Opinions. Within 60 days after the Closing Date, the Borrower shall deliver to the Administrative Agent updated local counsel opinions in form and substance and issued by counsel reasonably acceptable to, and as to matters reasonably requested by, the Administrative Agent.

                         SECTION 8.  NEGATIVE COVENANTS

                 The Borrower and MESA hereby agree that, so long as the Commitments remain in effect, any Loan, Note or any Letter of Credit remains outstanding and unpaid or any amount is owing to any Lender or any Agent hereunder or under any other Loan Document, MESA and the Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

                 8.1 Financial Covenant Conditions. (a) Interest Coverage. Permit, for any period of four consecutive fiscal quarters ending during any "Test Period" set forth below, the ratio of (a) EBITDAEX to (b) Consolidated Interest Expense for such period to be less than the ratio set forth below for such period:

                                          Test Period                                  Ratio
                                          -----------                                  -----
                          Closing Date through and including                         1.50 to 1.00
                                  December 31, 1997

                          January 1, 1998 through and including                      1.75 to 1.00
                                  December 31, 1999

                          Thereafter                                                 2.10 to 1.00


                 (b) Exploration Expenditures. Permit Exploration Expenditures for any period of four consecutive fiscal quarters (provided that, with respect to any Restricted Subsidiary which is not a Wholly-Owned Restricted Subsidiary, only a ratable portion of such Subsidiary's Exploration Expenditures shall be included; such ratable portion to be equal to the percentage of the equity interests of such Subsidiary owned, directly or indirectly, by MESA, the Borrower and any other Wholly-Owned Restricted Subsidiary) to exceed an amount equal to forty-five percent (45%) of the difference between (x) EBITDAEX for such period and (y) the amount of cash interest payments made during such period (provided that, with respect to any Restricted Subsidiary which is not a Wholly-Owned Restricted Subsidiary, only a ratable portion of such Subsidiary's EBITDAEX and cash interest payments shall be included; such ratable portion to be equal to the percentage of the equity interests of such Subsidiary owned, directly or indirectly, by MESA, the Borrower and any other Wholly-Owned Restricted Subsidiary).

                 8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                 (a)  Indebtedness of the Loan Parties under the Loan
         Documents;

                 (b) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary; and Indebtedness of MESA to the Borrower if the proceeds of such Indebtedness are concurrently used by MESA to invest in Unrestricted Subsidiaries in accordance with the terms, and subject to the limitations, set forth in subsection 8.10 (provided no such Indebtedness of MESA shall be created while a Default or Event of Default shall have occurred and be continuing);

                 (c) Surviving Indebtedness outstanding on the date hereof but not any extensions, renewals or replacements of such Indebtedness except (i) from the proceeds of the Recapitalization, (ii) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (iii) refinancings and extensions of any such Indebtedness if the interest rate with respect thereto and other material terms thereof shall not be materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided that such Indebtedness permitted under clause (ii) or clause (iii) above shall not be (A) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) in a principal amount which exceeds the Indebtedness being renewed, extended or refinanced plus the amount of premiums, pre-payment penalties and other amounts required to be paid in connection therewith and the reasonable and customary fees and expenses incurred in connection therewith or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

                 (d) in the case of the Borrower (i) Indebtedness of the Borrower evidenced by the Senior Subordinated Notes, (ii) Indebtedness of the Borrower evidenced by the Senior Subordinated Discount Notes and (iii) Permitted Subordinated Refinancing Debt;

                 (e) Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Interest Rate Protection Agreements and Commodity Hedging Agreements, provided that such transactions shall be entered into for business purposes and not for the purpose of speculation;

                 (f)  Indebtedness permitted by subsection 8.18; and

                 (g) additional Indebtedness of the Borrower and the Restricted Subsidiaries not to exceed $50,000,000 in aggregate principal amount at any one time outstanding.

Notwithstanding the foregoing, MESA shall not create, incur, assume or suffer to exist any Indebtedness, other than Indebtedness described in clause (b) above.

                 8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens for taxes, assessments, fees and other governmental charges and claims that are not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of MESA, the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP;

                 (b) carriers', warehousemen's, suppliers' mechanics', materialmen's, vendors', repairmen's, landlords' and other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                 (c) Liens incurred and deposits made in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                 (d) deposits made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory and regulatory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (e) Liens constituting survey exceptions, encumbrances, easements and reservations of, or rights of others for, rights-of-way, zoning and other restrictions as to the use of real properties and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the type described in clauses (a)-(d) of the definition thereof and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of MESA, the Borrower or any Restricted Subsidiary;

                 (f) Liens in existence on the date hereof (after giving effect to the Recapitalization and the use of the proceeds therefrom) and listed on Schedule 8.3, securing Indebtedness permitted by subsection 8.2(c), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                 (g) Liens (not otherwise permitted hereunder) which secure obligations not exceeding $10,000,000 in aggregate principal amount at any time outstanding and Liens on property not included in the Borrowing

         Base which secure Capital Leases and purchase money indebtedness under subsection 8.2, provided no such Liens under this clause (g) shall encumber any Capital Stock or other equity interests pledged under the Guarantee and Collateral Agreement;

                 (h)  Liens created pursuant to the Loan Documents;

                 (i) Liens encumbering pipelines or pipeline facilities that arise under operation of law;

                 (j) Liens reserved in oil, gas and mineral leases for bonus or rental payments and for compliance with the terms of such leases; provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time, the amount owing by the Borrower or any Restricted Subsidiary, as applicable, for one month's payments as due thereunder; and provided, further, the aggregate amount of obligations secured by Liens permitted under this paragraph (j) shall do not exceed, at any time, $1,000,000.

                 (k) Liens arising under operating agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation and exchange of oil or natural gas, unitization and pooling declarations and agreements, and area of mutual interest agreements, in each case, entered into in the ordinary course of business and of a scope and nature customary in the oil and gas industry; provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time, the amount owing by the Borrower or any Restricted Subsidiary, as applicable, for one month's billed operating expenses or other expenditures attributable to such entity's interest in the Property covered thereby; and provided, further, the aggregate amount of obligations secured by Liens permitted by this paragraph (k) shall not exceed, at any time, $1,000,000;

                 (l) pre-judgment Liens and judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

                 (m) Liens constituting "Permitted Encumbrances" under and as such term is defined in the respective Mortgages; and

                 (n) Liens constituting a lessor's interest in any property which is subject to an operating lease.

                 8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                 (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4;

                 (b) subordinated Guarantee Obligations of MESA and the Restricted Subsidiaries in respect of (i) the Subordinated Notes pursuant to the Subordinated Note Documents and (ii) the Permitted Subordinated Refinancing Debt, provided such Guarantee Obligations shall be documented on terms and conditions reasonably satisfactory to the Required Lenders;

                 (c) Guarantee Obligations by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary permitted by subsection 8.2;

                 (d)  Guarantee Obligations arising under the Loan Documents;
         and

                 (e)  Guarantee Obligations permitted by subsection 8.10.

                 8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

                 (a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more domestic Wholly Owned Restricted Subsidiaries of the Borrower (provided that the domestic Wholly Owned Restricted Subsidiary or Subsidiaries shall be the continuing or surviving Person);

                 (b) any Restricted Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any domestic Wholly Owned Restricted Subsidiary (provided that a Wholly-Owned Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets pursuant to this paragraph (b) only to the Borrower or another domestic Wholly-Owned Restricted Subsidiary);

                 (c) MESA and its Subsidiaries may consummate the Recapitalization and effect any transaction permitted by subsections
         8.6 and 8.10; and

                 (d) any Restricted Subsidiary may be merged or consolidated with any Person acquired in connection with a Permitted Business Acquisition, provided a Restricted Subsidiary shall be the continuing or surviving Person.

                 8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of the Borrower and any Restricted Subsidiary, issue or sell any shares of the Borrower's or such Restricted Subsidiary's Capital Stock to any Person other than MESA or the Borrower or any domestic Wholly Owned Restricted Subsidiary, except:

                 (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

                 (b)  the sale of inventory in the ordinary course of business;

                 (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

                 (d)  as permitted by subsections 8.5, 8.8 and 8.10;

                 (e) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets (other than receivables, except to the extent disposed of incidentally in connection with an asset disposition otherwise permitted hereby) included in the then effective Borrowing Base, including any Capital Stock of Restricted Subsidiaries owning any such assets, provided that:

                    (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or after any such sale or other disposition; and

                    (ii) the Borrower, simultaneously with the consummation of sales and other dispositions during any Borrowing Base Period of assets (other than Unrestricted Assets) pursuant to this clause (e) with an aggregate Fair Market Value in excess of ten percent (10%) of the amount of the Borrowing Base then in effect, shall notify the Administrative Agent and the Engineering Committee of such event and the aggregate Fair Market Value of all assets sold or otherwise disposed of during such Borrowing Base Period pursuant to this clause
         (e); and

                 (f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the sale or other disposition by the Borrower or any Restricted Subsidiary of any asset, other than pursuant to clauses (a) through (e) above, not included in the then effective Borrowing Base, including, without limitation, any assets acquired after the most recent determination of the Borrowing Base.

Notwithstanding anything to the contrary contained herein, no sale may be made of the Capital Stock of any Restricted Subsidiary, except in connection with the sale of all of its outstanding Capital Stock that is then held by the Borrower and any other Restricted Subsidiary.

                 8.7  INTENTIONALLY OMITTED.

                 8.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of MESA) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of MESA, the Borrower or any Restricted Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of MESA, the Borrower or any Restricted Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that:

                 (a) any Restricted Subsidiary may declare and pay dividends to or make other distributions to the Borrower or to any other Wholly Owned Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, to the Borrower or any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

                 (b) the Borrower may declare and pay dividends or make other distributions to MESA (i) to the extent necessary to permit MESA to perform its continuing indemnity obligations and obligations to pay fees and expenses under the Stock Purchase Agreement, provided, no Default or Event of Default shall have occurred or be continuing, (ii) in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses to the extent actually incurred by MESA in connection with the business of its ownership of the Capital Stock of the Borrower and (iii) in respect of fees and expenses associated with registration statements filed with the Securities and Exchange Commission and subsequent ongoing public reporting requirements to the extent actually incurred by MESA;

                 (c) MESA may declare and distribute dividends when due on the Preferred Stock in kind by the issuance of additional shares of Preferred Stock; provided that MESA may, after the fourth anniversary of the Closing Date, pay cash dividends when due on the Preferred Stock in accordance with the terms of the Statement of Resolutions as in effect on the date hereof, provided that (i) such payment is made on a regularly scheduled dividend payment date as set forth in the Statement of Resolutions as in effect on the date hereof, (ii) no such cash dividends shall be paid in respect of any period occurring prior to the fourth anniversary of the Closing Date, (iii) no Default or Event of Default shall have occurred and be continuing as of the date such dividend is declared or as of the date such dividend is to be paid, or would result therefrom, and (iv) as of the date such dividends are declared and as of the date such dividends are to be paid (A) the ratio (determined both before and after giving effect to the payment of such dividend) of the Present Value of Estimated Future Net Revenues (determined as the most recent fiscal year (or, if later, the most recent date on which the Borrowing Base has been re-determined) but as adjusted to take into account all asset sales occurring since the end of such fiscal year (or, if later, the most recent date on which the Borrowing Base has ben re-determined)) attributable to the Oil and Gas Properties of MESA, the Borrower and the Restricted Subsidiaries to the aggregate principal amount of Indebtedness of MESA, the Borrower and the Restricted Subsidiaries shall be no less than 1.5 to 1.0 and (B) the ratio (determined both before and after giving effect to the payment of such dividend) of EBITDAEX (for the period of the four most recent consecutive fiscal quarters) to Consolidated Interest Expense (for the same period) shall be no less than 2.5 to 1.0; and

                 (d) as long as no Default or Event or Default has occurred and is continuing or would result therefrom, MESA may purchase or redeem, and the Borrower may declare and pay dividends or make other distributions to MESA the proceeds of which are to be used to purchase or redeem, (i) shares of Capital Stock (or options or warrants in respect of such shares) of MESA (including related stock appreciation rights or similar securities) held by present or former officers or employees of MESA or any Subsidiary or by any Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of Capital Stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions (or dividends or distributions to MESA) under this clause (i) of this paragraph (d) shall not exceed $2,500,000 in the aggregate and (ii) odd-lot shares of Capital Stock of MESA, provided that the aggregate amount of such purchases or redemptions (or dividends or distributions to MESA) under clause (ii) of this paragraph (d) shall not exceed $2,500,000 in the aggregate.

                 8.9  INTENTIONALLY OMITTED.

                 8.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or incur any Guarantee Obligation on behalf or for the benefit of, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in, any Person, except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)  investments in Cash Equivalents;

                 (c) loans and advances to officers and employees of MESA, the Borrower or any Restricted Subsidiary for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for MESA, the Borrower and the Restricted Subsidiaries not to exceed $2,500,000 at any one time outstanding;

                 (d) investments by MESA in the Borrower or in any Restricted Subsidiary and investments by any Restricted Subsidiary in MESA or the Borrower or in other Restricted Subsidiaries, if any, provided that
         (i) no additional investments may be made on or after the Closing Date in any Subsidiary of MESA (other than the Borrower) which is not a domestic Restricted Subsidiary, (ii) investments made after the Closing Date in any Restricted Subsidiaries which are Foreign Subsidiaries shall not exceed $10,000,000 in the aggregate at any time outstanding after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such investment and (iii) investments may be made in MESA only to the extent that the proceeds of such investments are concurrently used by MESA to invest in Unrestricted Subsidiaries in accordance with the terms, and subject to the limitations, set forth in subsection 8.10(j) (provided no such investment shall be made while a Default or an Event of Default shall have occurred and be continuing);

                 (e) investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration for the sale of assets permitted under paragraph (e) of subsection 8.6, provided that any such consideration which is evidenced by a promissory note (if the principal amount thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Guarantee and Collateral Agreement;

                 (f) intercompany loans permitted to be incurred as Indebtedness under subsection 8.2;

                 (g) Interest Rate Protection Agreements and Commodity Hedging Agreements permitted pursuant to subsection 8.2;

                 (h)  investments, other than investments listed in paragraphs
         (a) through (g) of this subsection, existing on the Closing Date and set forth on Schedule 8.10;

                 (i) investments resulting from pledges and deposits referred to in subsection 8.3;

                 (j) investments by MESA in Unrestricted Subsidiaries (other than investments made pursuant to subsection 8.10(k)), and investments by the Borrower and the Restricted Subsidiaries after the Closing Date which are not otherwise permitted by this subsection 8.10 (including, without limitation, investments in Unrestricted Subsidiaries (other than investments made pursuant to subsection 8.10(k)), and, with respect to any Restricted Subsidiary which is re-characterized as an Unrestricted Subsidiary in accordance with subsection 8.19, the cumulative amount of investments theretofore made by MESA, the Borrower or any Restricted Subsidiary in such new Unrestricted Subsidiary) in an aggregate amount not to exceed $40,000,000 at any time outstanding (after taking into account any return after the Closing Date from dividends, distributions and repayments in respect of such investment) for all such investments made pursuant to this paragraph (j);

                 (k) investments made solely as a result of issuing Letters of Credit hereunder for the benefit of Unrestricted Subsidiaries solely in order to support Unrestricted Subsidiaries' obligations under Permitted Marketing Transactions, provided the related Letter of Credit Outstandings shall not exceed $40,000,000;

                 (l) investments constituting Permitted Business Acquisitions so long as, after giving effect to the consummation of the transactions contemplated by each Permitted Business Acquisition and the Loans to be made and the Letters of Credit to be issued hereunder in connection therewith, the sum of (i) the cash and Cash Equivalents then held by the Borrower and (ii) an amount equal to the difference between (A) the aggregate Revolving Credit Commitments (or, if less, the Borrowing Base) in effect at such time and (B) the Aggregate Revolving Credit Exposure of all the Lenders at such time, equals at least $20,000,000; and

                 (m) investments constituting Permitted Business Investments, except that if any such investment constitutes Exploration Expenditures, such investment shall be subject to the provisions of subsection 8.1(b).

                 8.11 Limitation on Optional Payments and Modifications of Debt Instruments, Other Material Agreements. (a) (i) Make any optional payment or prepayment on or redemption, defeasance or purchase of (or otherwise set apart assets for a sinking or other analogous fund or trust for the purchase
of) any Indebtedness or Guarantee Obligations under the Subordinated Note Documents, provided that as long as no Default or Event of Default has occurred is continuing or would exist after giving effect thereto, (A) the Borrower may redeem the Subordinated Notes in accordance with the "equity clawback" provisions set forth in Section 3.7(b) of each of the Senior Subordinated Indenture and the Senior Subordinated Discount Indenture from the Net Cash Proceeds from the sale after the Closing Date of Capital Stock of MESA (other than with Net Cash Proceeds received in respect of the sale of the Series A Preferred Stock and, if applicable, the sale of the Series B Preferred Stock in connection with the Rights Offering and the Recapitalization), (B) the Borrower may refinance the Indebtedness under the Subordinated Note Documents with the proceeds of any Permitted Subordinated Refinancing Debt and (C) the Borrower may redeem the Subordinated Notes with the 25% of the Net Cash Proceeds received in respect of the sale by MESA after the Closing Date of its Capital Stock (other than with Net Cash Proceeds received in respect of the sale of the Series A Preferred Stock and, if applicable, the sale of the Series B Preferred Stock in connection with the Rights Offering and the Recapitalization) which is not required to be applied in accordance with subsection 4.6(a)(i); or (ii) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any of the Subordinated Note Documents or any document evidencing Permitted Subordinated Refinancing Debt or any guarantees thereof (i) in any manner adverse to the Lenders (including, without limitation, the subordination provisions contained therein) or (ii) to increase the principal amount outstanding thereunder.

                 (b) Amend, modify, waive, supplement or terminate, or permit the amendment, modification, supplement, waiver or termination of or to, the "B" Contract or the Supply Contract in any manner adverse to the Lenders.

                 (c) Amend, modify, supplement, waive or terminate, or permit the amendment, modification, supplement, waiver or termination of or to, its articles or certificate of incorporation (including the Statement of Resolution) or any Recapitalization Document in any manner adverse to the Lenders (or, (x) with respect to the Rainwater Letter of Credit, in any manner and (y) so long as the Rainwater Letter of Credit is in effect, with respect to the letter agreement referred to therein, in any manner which will make it more difficult to draw on the Rainwater Letter of Credit or delay the date on which the Rainwater Letter of Credit may be drawn upon).

                 (d) Designate any Indebtedness as "Designated Senior Debt" under the Senior Subordinated Indenture or the Senior Subordinated Discount Indenture without the consent of the Required Lenders.

                 (e) Incur any Indebtedness of the Borrower or any Restricted Subsidiary under clause (b) of the second full paragraph of Section 4.9 of the Senior Subordinated Indenture or the Senior Subordinated Discount Indenture, other than Indebtedness under the Loan Documents.

                 (f) Amend, modify or otherwise supplement the Rainwater Letter of Credit.

                 8.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (and, for purposes of this subsection 8.12, "Affiliate" shall include any Unrestricted Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of MESA's, the Borrower's or the applicable Restricted Subsidiary's business and (c) upon fair and reasonable terms no less favorable to MESA, the Borrower or the applicable Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate, provided that this subsection shall not prohibit (i) the consummation of the Recapitalization or the performance by MESA, the Borrower and the Restricted Subsidiaries of their respective obligations under the Recapitalization Documents as in effect on the date hereof, (ii) investments, loans and advances by MESA in Unrestricted Subsidiaries as permitted by subsections 8.8 and 8.10, (iii) loans or advances to officers, directors and employees of MESA, the Borrower or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices not to exceed in the aggregate, at any time outstanding, $2,500,000, (iv) the payment of reasonable and customary directors fees to directors of MESA, the Borrower or any of the Restricted Subsidiaries who are not employees of MESA, the Borrower or any Subsidiary, (v) any indemnification or similar payment made to any director or officer of MESA, the Borrower or any Restricted Subsidiary in accordance with the corporate charter or bylaws of the Company or any Subsidiary or under applicable law, (vi) obligations of MESA, the Borrower or any Restricted Subsidiary under employee compensation, severance and other benefit arrangements entered into or provided for in the ordinary course of business and (vii) any transaction relating to the disposition of the Borrower's investment in MEV.

                 8.13 Limitation on Sales and Leasebacks. Except to the extent permitted by the other provisions of this Agreement, enter into any arrangement (a "Sale and Leaseback Transaction") with any Person providing for the leasing by MESA, the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by MESA, the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of MESA, the Borrower or any Restricted Subsidiary.

                 8.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of MESA, the Borrower and the Restricted Subsidiaries to end on a day other than December 31.

                 8.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) the Loan Documents and (b) the Senior Subordinated Indenture and the Senior Subordinated Discount Indenture as in effect on the date hereof, which prohibits or limits the ability of MESA, the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than restrictions imposed in connection with Capital Leases or purchase money obligations for property leased or acquired in the ordinary course of business on the property so leased or acquired, customary restrictions contained in stock purchase agreements, asset sale agreements limiting the transfer of assets pending the closing of the sale and customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practice.

                 8.16 Limitation on Lines of Business. (a) In the case of MESA the Borrower and the Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, if any, except for the Oil and Gas Business; and (b) in the case of MESA, engage in any business or activity other than (i) the ownership of all the outstanding Capital Stock of the Borrower and Unrestricted Subsidiaries together with activities directly related thereto, (ii) performance of its obligations under the Loan Documents,
(iii) actions required by law to maintain its status as a corporation and as a public company and (iv) actions incidental to the consummation of the Recapitalization (it being agreed that MESA shall have no direct Subsidiaries other than the Borrower and certain Unrestricted Subsidiaries and shall be a passive holding company).

                 8.17 Redeemable Capital Stock. Issue any Capital Stock which is mandatorily redeemable, or redeemable at the option of the holder thereof, prior to the first anniversary of the Termination Date.

                 8.18 Forward Sales. Except in accordance with its ordinary and customary practice as of the date hereof and except for Permitted Marketing Transactions, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

                 8.19 Unrestricted Subsidiaries. (a) Create or otherwise designate any Subsidiary as an Unrestricted Subsidiary unless (i) the terms set forth in the definition of Unrestricted Subsidiary are complied with respect to such Subsidiary and (ii) the designation, creation and operation of such Unrestricted Subsidiary could not reasonably be expected to result in a Material Adverse Effect.

                 (b) Without the prior written consent of the Supermajority Lenders, change the characterization of a Subsidiary from a Restricted Subsidiary to an Unrestricted Subsidiary or an Unrestricted Subsidiary to a Restricted Subsidiary; provided, however, the prior written consent of the Supermajority Lenders shall not be required to (i) change the characterization of an Unrestricted Subsidiary to a Restricted Subsidiary if (A) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, (B) after giving effect to such re-characterization, each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects as of the date of such re-characterization, (C) such Subsidiary shall have complied with the provisions of subsection 7.10 and (D) the Borrower provides the Administrative Agent five days advance written notice of its intent to re-characterize such Subsidiary or (ii) change the characterization of a Restricted Subsidiary to an Unrestricted Subsidiary if (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and assuming that all investments made by MESA, the Borrower or any other Subsidiary in such Restricted Subsidiary prior to the date of such re-characterization were investments in an Unrestricted Subsidiary and (B) the Borrower provides the Administrative Agent five days advance written notice of its intent to re-characterize such Subsidiary.

                 (c) Permit any Unrestricted Subsidiary to fail to comply with the requirements set forth in the definition of "Unrestricted Subsidiary."


                         SECTION 9.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                 (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) MESA, the Borrower or any Restricted Subsidiary shall default in the observance or performance of any agreement applicable to it contained in subsection 4.11 or Section 8 of this Agreement,
         Section 4.2, 4.5 or 4.8(a)(iv) of any Mortgage or Section 5.4 or 5.5(b) of the Guarantee and Collateral Agreement; or

                 (d) MESA, the Borrower or any Restricted Subsidiary shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) MESA or the Borrower obtaining knowledge of such default or (ii) the receipt by the Borrower of notice thereof from the Administrative Agent; or

                 (e) MESA, the Borrower or any Restricted Subsidiary shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable unless such Guarantee Obligation is paid when due; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $7,500,000; or

                 (f) (i) MESA, the Borrower or any of the Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or MESA, the Borrower or any of the Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against MESA, the Borrower or any of the Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against MESA, the Borrower or any of the Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) MESA, the Borrower or any of the Restricted Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (i), (ii), or (iii) above; or (v) MESA, the Borrower or any of the Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of MESA, the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) MESA, the Borrower or any Commonly

         Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                 (h) One or more judgments or decrees shall be entered against MESA, the Borrower or any Restricted Subsidiary involving in the aggregate a liability (to the extent not paid or covered by insurance) of $7,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof; or

                 (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                 (j) The subordination provisions contained in any Subordinated Note Document shall cease, for any reason, to be in full force and effect, or any Person that is a party thereto or any holder of the Subordinated Notes shall so assert; or

                 (k) At any time prior to the receipt by MESA of $132 million of gross proceeds from (i) the issuance of Series A Preferred Stock pursuant to the Rights Offering and (ii) the issuance, if any, of Additional Series B Preferred Stock, the invalidity, termination or revocation of the Rainwater Letter of Credit (except termination as a result of a final drawing thereunder or full performance by DNR of DNR's obligations under the Stock Purchase Agreement for which the Rainwater Letter of Credit was issued); or

                 (l) The failure of MESA to receive within 60 days (or, with the approval of the Agents, 90 days) after the Closing Date $132 million of gross proceeds from the (i) issuance of Series A Preferred Stock pursuant to the Rights Offering or (ii) the issuance, if any, of Additional Series B Preferred Stock; or

                 (m) (i) MESA shall cease to own all of the Capital Stock of the Borrower, free of Liens and other claims (other than Liens created by the Loan Documents); (ii) the Rainwater Affiliates shall cease to have the power to elect, whether directly or indirectly, a majority of MESA's board of directors; (iii) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 30% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of MESA or the Borrower or
         (B) shall obtain the power (whether or not exercised) to elect a majority of MESA's directors, in each case other than the Rainwater Affiliates; or (iv) a "Change of Control" (as defined in the Subordinated Debt Documents or any other document governing Indebtedness of MESA, the Borrower or any Restricted Subsidiary) shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section or paragraph (l) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to MESA and the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to MESA and the Borrower, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                 With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account.


                            SECTION 10.  THE AGENTS

                 10.1 Appointment. Each Lender hereby irrevocably designates and appoints Chase as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                 10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, MESA or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                 10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by MESA or the Borrower and without limiting the obligation of MESA or the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and all other amounts payable hereunder.

                 10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the extensions of credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                 10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                 10.10 Issuing Lender. The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, mutatis mutandis.

                 10.11 Syndication Agent and Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any duties or liabilities under the Loan Documents in their capacities as such.


                           SECTION 11.  MISCELLANEOUS

                 11.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or subsection 7.11 or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Supermajority Lenders may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral other than in accordance with the terms of the applicable Loan Document or release any Loan Party from its obligations under the Guarantee and Collateral Agreement other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of subsection 4.6(a)(iii), 4.6(b)(ii) or 8.6(e) without the written consent of the Supermajority Lenders, or (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                 11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 11.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

         The Borrower:                     Mesa Operating Co.
                                           1400 Williams Square West
                                           5205 North O'Connor Blvd.
                                           Irving, TX  75039-3746
                                           Attention:  Steve Gardner
                                           Fax:  (214) 402-7028

         MESA:                             MESA Inc.
                                           1400 Williams Square West
                                           5205 North O'Connor Blvd.
                                           Irving, TX  75039-3746
                                           Attention:  Steve Gardner
                                           Fax:  (214) 402-7028

         The Administrative
           Agent:                    The Chase Manhattan Bank, N.A.
                                           One Chase Manhattan Plaza, 3rd Floor
                                           New York, New York  10081
                                           Attention: Richard Betz
                                           Fax: (212) 552-1687

                                           With a copy to:

                                           Chemical Bank Agency Services
                                              Corporation
                                           140 East 45th Street, 29th Floor
                                           New York, New York 10017
                                           Attention: Janet Belden
                                           Fax: (212) 622-0122

         The Syndication             Bankers Trust Company
           Agent:                    One Bankers Trust Plaza
                                           130 Liberty Plaza
                                           New York, NY  10006
                                           Attention:  Artie Schoen
                                           Fax:  (212) 250-7200

         The Documentation
           Agent:                    Societe Generale
                                           2001 Ross Avenue
                                           Suite 4800

                                           Dallas, TX  75201
                                           Attention:  Matthew Flanigan
                                           Fax:  (214) 979-1104


provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 2.4, 4.3, 4.5 or 4.9 shall not be effective until received.

                 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the extensions of credit hereunder.

                 11.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Co-Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Agents (and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Co-Arrangers and the Agents (and their respective directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement or in connection with the Recapitalization and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation under this clause (d) (i) to any Agent, any Co-Arranger or any Lender (or any of their respective directors, officers, employers or agents), with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Person or (ii) in respect of the matters addressed by clauses (a), (b) and (c) above. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

                 11.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of MESA, the Borrower, the Lenders, the Agents, all future holders of the Obligations and their respective successors and assigns, except that neither the Borrower nor MESA may assign or transfer any of its rights or obligations under this
Agreement without the prior written consent of each Lender.
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                                                                              66



                 (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law and at no cost or expense to the Borrower, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, and the Borrower, MESA and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.13, 4.14 and 4.15 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of subsection 4.14, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                 (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or, with the prior written consent of each Issuing Lender, any Affiliate thereof or, with the prior written consent of the Administrative Agent, the Borrower and each Issuing Lender (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Revolving Credit Commitments, L/C Commitments, Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrower, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $15,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Swing Line Loans, Revolving Credit Loans, participating interests in Letters of Credit and Revolving Credit Commitments) and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and L/C Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the events described in Section 9(f) shall have occurred and be continuing.

                 (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement

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and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 11.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note, and/or Swing Line Note, as the case may be, to the order of such Assignee in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee, (ii) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Assignee, in each case with respect to the relevant Loan, Swing Line Commitment, or Revolving Credit Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Swing Line Commitment or Revolving Credit Commitment hereunder, a new Revolving Credit Note and/or Swing Line Note, as the case may be, to the order of the assigning Lender in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender, (ii) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Lender, in each case with respect to the relevant Loan, Swing Line Commitment or Revolving Credit Commitment after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "canceled".

                 (f) Each of MESA and the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 11.15, any and all financial information in such Lender's possession concerning the Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Loan Parties and their Affiliates prior to becoming a party to this Agreement, provided that prior to any such disclosure, each such Assignee or Participant or proposed Assignee or Participant shall execute an agreement whereby such Assignee or Participant shall agree to be bound by subsection 11.15.

                 (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                 11.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or Reimbursement Obligations, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to MESA and the Borrower, any such notice being expressly waived by MESA or the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by MESA or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of MESA or the Borrower, as the case may be. Each Lender agrees promptly to notify MESA and the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

                 11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                 11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 11.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, MESA, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW.

                 11.12 Submission To Jurisdiction; Waivers. Each of MESA and the Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to MESA or the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 11.13 Acknowledgments. Each of the Borrower and MESA hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                 (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to MESA or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and MESA and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among MESA, the Borrower and the Lenders.

                 11.14 WAIVERS OF JURY TRIAL. MESA, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 11.15 Confidentiality. Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or MESA pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or MESA all non-public information provided to it by the Borrower or MESA pursuant to this Agreement, in each case that is designated by the Borrower in writing as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which receives such information having been made aware of the confidential nature thereof, (iii) to its employees, directors, agents, attorneys, Affiliates, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) in connection with any litigation or dispute arising out of this Agreement or any other Loan Document or arising out of the transactions contemplated by this Agreement or any other Loan Document involving such Lender, or (viii) in connection with the exercise of any remedy hereunder.

                 11.16 Usury Savings Clause. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes, any of the other Loan Documents or any other document related hereto, in no event shall this Agreement or any such other document require the payment to any Agent or Lender or permit the collection by any Agent or Lender of interest in excess of the maximum amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances any Agent or Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Notes, any of the other Loan Documents or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Notes or on account of any other indebtedness of the Borrower, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to the Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of the Borrower to any Agent or Lender, under any specified contingency, exceeds the Highest Lawful Rate (as

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hereinafter defined), the Borrower, the Administrative Agent and the Lenders
shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

                 To the extent that Article 5069-1.04 of the Texas Revised Civil Statutes is relevant to the Administrative Agent and the Lenders for the purpose of determining the Highest Lawful Rate, the Administrative Agent and the Lenders hereby elect to determine the applicable rate ceiling under such Article by the indicated (weekly) rate ceiling from time to time in effect. Nothing set forth in this subsection 11.16 is intended to or shall limit the effect or operation of subsection 11.11.

                 For purposes of this subsection 11.16, "Highest Lawful Rate" shall mean, with respect to any Agent or Lender, the maximum rate of nonusurious interest that may be contracted for, taken, reserved or received on the Loans and the Notes under laws applicable to the such Agent or Lender, as the case may be.

                 11.17 Releases. (a) Unless the Liens are assigned pursuant to paragraph (c) below, at such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Loan Documents, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder and under the other Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the respective Loan Parties. At the request and expense of any Loan Party following any such termination, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent under the Guarantee and Collateral Agreement, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

                 (b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement or such Loan Party is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement, then the Lenders authorize the Administrative Agent, at the request and expense of such Loan Party, to execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Guarantee and Collateral Agreement on such Collateral. At the request and sole expense of the Borrower, the Lenders authorize the Administrative Agent to release a Loan Party from its obligations under the Guarantee and Collateral Agreement in the event that all the Capital Stock of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement or such Loan Party is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement, provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

                 (c) The Administrative Agent, at the request of the Borrower, will consider assigning its Liens on any Collateral rather than releasing such Liens. It is understood that any such assignment shall be structured to be expressly non-recourse to the Agents, the Lenders and the Issuing Lender and expressly without representation or warranty by the Agents, the Lenders and the Issuing Lender.

                 11.18 Pre-Funding Escrow Arrangements. The Borrower currently intends that the Closing Date will occur on July 2, 1996, and currently desires that the Lenders make available to the Administrative Agent and the Borrower on the Closing Date proceeds of the Revolving Credit Loans in an aggregate amount equal to $495,000,000 (such aggregate amount of the Revolving Credit Loans to be made on the Closing Date, the "Initial Loan Amount") for the purposes set forth in subsection 5.16. In order to ensure that the Initial Loan Amount will be available at 10:00 a.m., New York City time, on July 2, 1996, the Borrower (a) will deliver a borrowing request (the "Pre-Funding Request") to the Administrative Agent not later than 12:00 noon, New York City time, on June 28, 1996, and (b) requests that the
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Lenders, pursuant to the Pre-Funding Request, transfer an amount equal to the
Initial Loan Amount (such amount, the "Delivered Funds") to the account of the Administrative Agent specified in subsection 2.2 (such account, solely for the purposes of this subsection 11.18, the "Escrow Account") on July 1, 1996. The following agreements and understandings will apply with respect to (a) the arrangements for the availability of funds to enable the funding by the Lenders of the Initial Loan Amount upon the satisfaction of the conditions set forth in subsections 6.1 and 6.2 of this Agreement (the "Closing") and (b) the release of the Delivered Funds as the Initial Loan Amount upon the Closing:

                      (i) The Administrative Agent, on behalf of the Lenders, shall have sole and exclusive dominion over and control of the Escrow Account and all property from time to time deposited therein.

                      (ii) Upon receipt from the Borrower of the Pre-Funding Request on June 28, 1996, the Administrative Agent will provide notice to each Lender, in the manner that would be applicable to a borrowing under subsection 2.2, that such Lender should make available to the Administrative Agent not later than 2:00 p.m., New York City time, on July 1, 1996, such Lender's pro rata portion of the Delivered Funds, as such pro rata portion may be determined by the Administrative Agent pursuant to the respective Commitments of the Lenders as set forth in
         Schedule 1.1(a). Each Lender shall make its pro rata portion of the Delivered Funds available to the Administrative Agent by wire transfer of immediately available funds to the Escrow Account.

                    (iii) Notwithstanding anything in this Agreement or any other document to the contrary, (A) the Administrative Agent shall hold the Delivered Funds for the account of the Lenders pending release of the Delivered Funds pursuant to paragraph (v) below and (B) the Borrower shall have no right, title or interest in any of the Delivered Funds pending such release. To the extent that the Administrative Agent has any interest in the Delivered Funds, the Administrative Agent hereby grants a Lien on such interest to itself for the benefit of the Lenders. The Administrative Agent shall use its reasonable efforts to invest (in any of (I) United States government repurchase obligations or (II) commercial paper issued by Chase, as determined by the Administrative Agent) such of the Delivered Funds as are on deposit in the Escrow Account at 2:00 p.m., New York City time, on July 1, 1996. All earnings on the Delivered Funds (the "Investment Earnings") shall be paid into the Escrow Account. The Administrative Agent shall not be liable to any person for any loss suffered in connection with any investment of funds made by it in accordance with this subsection 11.18.

                      (iv) The Borrower shall reimburse each Lender (other than Chase) for its cost of delivery of the Delivered Funds to the Administrative Agent. Such reimbursement shall, as to each Lender, be equal to the product of (A) such Lender's pro rata portion (determined as set forth above) of the Delivered Funds times (B) a percentage equal to the ABR plus the margin that would be applicable to such Lender's ABR Loans as of the Closing Date multiplied by (C) a fraction the numerator of which is the actual number of days elapsed from July 1, 1996, to the date such Delivered Funds are released to the Borrower or distributed to the Lenders pursuant to paragraph (v) below, as the case may be, and the denominator of which is 365. Such reimbursement in respect of the Delivered Funds shall be paid by the Borrower to the Administrative Agent on behalf of the Lenders on the first Interest Payment Date to occur after the Closing Date pursuant to the terms of this Agreement; provided, however, that if the Delivered Funds are released to the Lenders (and not to the Borrower) pursuant to paragraph (v) below, such reimbursement amount shall be payable by the Borrower immediately upon release of the Delivered Funds.

                      (v) Upon the occurrence of the Closing on July 2, 1996, the Administrative Agent is authorized to purchase on behalf of the Lenders the HCLP Secured Notes and to release to and make available to the Borrower (A) the remaining Delivered Funds and (B) all Investment Earnings. If the Closing has not occurred by 11:59 p.m., New York City time, on July 2, 1996, the Delivered Funds shall be immediately released to the Administrative Agent for distribution to the Lenders (other than Chase) on July 3, 1996, and all Investment Earnings shall be released to the Administrative Agent to the extent necessary to offset amounts payable by the Borrower to the Lenders.

                      (vi) In order to induce the Administrative Agent to act under this subsection 11.18, MESA, the Borrower, the Administrative Agent and the Lenders agree that:

                          (A) The duties and obligations of the Administrative Agent under this subsection 11.18 are those herein specifically provided and no other. The Administrative Agent shall not incur any liability whatsoever other than for its own wilful misconduct or gross negligence.

                          (B) The Administrative Agent shall not have any responsibility for the genuineness or validity of any document or other material presented to or deposited with it pursuant to this subsection 11.18, nor any liability for any action taken, suffered or omitted in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper party or parties pursuant to this subsection 11.18.

                          (C) In the event that the Administrative Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto that, in its opinion, conflict with any of the provisions under this subsection 11.18, the Administrative Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

                          (D) The Administrative Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this subsection 11.18 unless the same shall be in writing and signed by all the other parties hereto, and if its rights, duties or immunities as Administrative Agent are affected thereby, unless it shall have given its prior written consent thereto.

                 11.19 FINAL AGREEMENT. THIS CREDIT AGREEMENT, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN MESA, THE BORROWER AND THE LENDERS, IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES, AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER, MESA AND THE LENDERS.

                 11.20 NON-STANDARD TERMS; NO UNWRITTEN ORAL AGREEMENTS. (A) ANY ADDITIONAL NON-STANDARD TERMS OF THE CREDIT AGREEMENT BETWEEN MESA, THE BORROWER AND THE LENDERS INCLUDING THE REDUCTION TO WRITING OF A PREVIOUS ORAL CREDIT AGREEMENT BETWEEN SUCH PARTIES, ARE SET FORTH IN THE SPACE BELOW (IF NONE, WRITE "NONE"):

                                    "NONE."

                 (b) BY SIGNATURE BELOW, THE PARTIES AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN MESA, THE BORROWER AND THE LENDERS EXISTS.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        MESA OPERATING CO.


                                        By:
                                           ------------------------------------
                                           Title:


                                        MESA INC.


                                        By:
                                           ------------------------------------
                                           Title:


                                        THE CHASE MANHATTAN BANK, N.A., as
                                          Administrative Agent, Swing Line
                                          Lender, Issuing Lender and as a Lender


                                        By:
                                           ------------------------------------
                                           Title:


                                        BANKERS TRUST COMPANY, as Syndication
                                          Agent and as a Lender


                                        By:
                                           ------------------------------------
                                           Title:


                                        SOCIETE GENERALE, SOUTHWEST AGENCY, as
                                          Documentation Agent, Issuing Lender
                                          and as a Lender


                                        By:
                                           ------------------------------------
                                           Title: